UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Blue Bird Corporation
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a(6)(i)(1) and 0-11.

January 26, 2026
Dear Fellow Stockholder:
You are hereby invited to attend the 2026 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 11, 2026, at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
The accompanying Notice of the Annual Meeting, Notice of Internet Availability of Proxy Materials and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting.
The internet will be the primary means by which we furnish proxy materials to our stockholders. We will send stockholders a notice with instructions on how to access these materials. The notice will also include information about obtaining paper copies of our proxy materials if stockholders choose to do so. This process lowers costs and saves paper, adding convenience for stockholders and contributing to our sustainability efforts.
Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.
You may vote either by submitting your proxy via smartphone/tablet, online or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you vote before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.

Sincerely,

/s/ John F. Wyskiel
John F. Wyskiel
President and Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 11, 2026
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 11, 2026, at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, for the following purposes:
1.	TO ELECT two (2) Class III members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
2.	TO APPROVE the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Amended and Restated Incentive Plan”); and
3.
TO APPROVE an amendment to the Blue Bird Corporation Second Amended and Restated Certificate of Incorporation to provide for the limitation of liability of certain officers of the Company from certain breaches of fiduciary duty, as now permitted under Delaware law (“Officer Exculpation Amendment”); and

4.
TO VOTE, on a non-binding advisory basis, to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections of our Proxy Statement (a “say-on-pay” vote); and

5.	TO VOTE, on a non-binding advisory basis, on how frequently the stockholders will be provided a “say-on-pay” vote, either every one, two or three years; and
6.	TO RATIFY the appointment of BDO USA, P.C. as our independent registered public accounting firm for the current fiscal year ending October 3, 2026; and
7.	To transact such other business that may properly come before the meeting or any adjournment thereof.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 15, 2026 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting, you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, smartphone/tablet, or the internet to the extent described in the Company’s Notice of Internet Availability of Proxy Materials and Proxy Statement.
Audited financial statements as of and for the year ended September 27, 2025, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with our proxy materials.
Whether or not you expect to be present, please vote via smartphone/tablet, online or, if you receive a paper proxy card, by mail. Submitting the proxy will not affect your right to vote in person if you attend the meeting.
DATED at Macon, Georgia the 26th day of January, 2026.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John F. Wyskiel
John F. Wyskiel
President and Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 11, 2026: In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and 2025 Annual Report, and voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. The Proxy Statement, form of proxy card and 2025 Annual Report also are available free of charge at www.proxyvote.com.

BLUE BIRD CORPORATION PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING; MAILING AND RECORD DATE	1
RECORD DATE; PROXIES; VOTING	1
Record Date; Who Can Vote; Votes Per Share	1
How to Vote; Submitting Your Proxy; Revoking Your Proxy	1
How Your Proxy Will Be Voted; Discretionary Authority of Proxies	2
Quorum; Votes Necessary to Approve Proposals	2
Electronic Availability	3
Cost of Solicitation of Proxies; Tabulation of Votes	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL ONE: ELECTION OF DIRECTORS	6
Terms of Our Classified Board	6
Recommendation of the Board	6
PROPOSAL TWO: APPROVAL OF THE BLUE BIRD CORPORATION AMENDED AND RESTATED 2015 OMNIBUS EQUITY INCENTIVE PLAN	7
Overview	7
Description of Proposed Changes to Our Existing Incentive Plan	8
Rationale	8
Description of the Incentive Plan	9
U.S. Federal Income Tax Consequences	12
Tax Withholding	13
Securities Authorized for Issuance under Equity Compensation Plans	14
Incentive Plan Awards – New Plan Benefits	14
Vote Required	14
Recommendation of the Board	14
PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR LIMITATION OF LIABILITY OF OFFICERS FROM BREACHES OF FIDUCIARY DUTY TO THE FULLEST EXTENT PERMITTED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	15
General	15
Effect of the Amendment	15
Rationale for Adoption of the Amendment and Form/Language of Amendment	15
Vote Required to Approve the Officer Exculpation Amendment	16
Recommendation of the Board	16
PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION	17
Recommendation of the Board	17
PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION	18
Required Vote of Stockholders	18
Recommendation of the Board	18
PROPOSAL SIX: RATIFICATION OF APPOINTMENT OF BDO USA, P.C.	19
Recommendation of the Board	19
INFORMATION CONCERNING MANAGEMENT	20
Directors and Executive Officers	20
CORPORATE GOVERNANCE AND BOARD MATTERS	24
Classified Board of Directors	24
Director Independence	24
Board Membership Diversity	24
Stockholder Communications with the Board of Directors	25

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ii

iii

BLUE BIRD CORPORATION

PROXY STATEMENT
DATE, TIME AND PLACE OF ANNUAL MEETING; MAILING AND RECORD DATE
Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), from the holders of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 11, 2026 at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Internet Availability of Proxy Materials on or about January 26, 2026 to our stockholders of record (the “Stockholders”) as of the close of business on January 15, 2026 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
RECORD DATE; PROXIES; VOTING
Record Date; Who Can Vote; Votes Per Share
The Board has set Thursday, January 15, 2026, as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, if those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 31,617,002 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by mailing a completed form of proxy if you receive a paper proxy card, or by smartphone/tablet or online. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.
If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder.” Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.
Your proxy is revocable. A Beneficial Holder who has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder who has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Ted Scartz, the Company’s Secretary, by email at ted.scartz@blue-bird.com, or in writing to Mr. Ted Scartz, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon,

Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy via the internet, smartphone/tablet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will Be Voted; Discretionary Authority of Proxies
The persons named in the form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:
•	FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified;
•	FOR the approval of the Amended and Restated Incentive Plan;
•	FOR the approval of the Officer Exculpation Amendment;
•	FOR the approval of the compensation of our Named Executive Officers;
•	FOR the frequency of the advisory vote on executive compensation to be set at one year (i.e., every year); and
•	FOR the ratification of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending October 3, 2026 (“fiscal 2026”).
The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy, but leaves blank the voting selection for that item on the form. If there are amendments or variations to matters identified in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve Proposals
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will be counted towards the establishment of a quorum so long as at least one discretionary item is on the meeting’s agenda. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.
Under our Bylaws, all matters other than the election of directors shall be determined by the vote of a majority of the votes cast by the Stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter requires a different vote by applicable law, our Certificate of Incorporation or Bylaws or applicable stock exchange rules. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of 2026 Annual Meeting of Stockholders, other than with respect to Proposal Three (the Officer Exculpation Amendment), where abstentions and broker “non-votes” will have the effect of a vote against Proposal Three.
The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:
Proposal One – To elect directors, a plurality of the votes cast is required. This means that the nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. In an uncontested election, where the number of nominees and available board seats are equal, each nominee is elected upon receiving just one “for” vote. Stockholders are allowed to withhold authority to vote “for” one or more nominees. Withholding a vote allows Stockholders to communicate their dissatisfaction with a given nominee, but it has no legal effect on the outcome of the election.
Proposal Three – The Officer Exculpation Amendment requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote thereon, voting as a single class.
Proposals Two, Four, Five and Six – The remaining proposals require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote.
Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and the 2025 Annual Report to Stockholders are available over the internet at www.proxyvote.com, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not specially compensate our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us (by required filings with the SEC) regarding beneficial ownership of shares of our Company’s Common Stock on January 15, 2026 by:
•	each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;
•	each of our Named Executive Officers, directors and director nominees; and
•	all executive officers and directors of our Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it (i) possesses sole or shared voting or investment power over that security or (ii) has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of the record date, January 15, 2026, there were 31,617,002 shares of Common Stock outstanding.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Greater than 5% Stockholders
BlackRock, Inc.[1] 50 Hudson Yards New York, New York 10001	2,421,222	7.6
FMR LLC[2] 245 Summer Street Boston, Massachusetts 02210	3,887,181	12.3
The Vanguard Group[3] 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,905,523	6.0
Westwood Management Corp.[4] 200 Crescent Court, Suite 1200 Dallas, Texas 75201	1,684,762	5.3
Directors, Nominees and Named Executive Officers
Mark Blaufuss	8,037	*
Julie A. Fream	7,408	*
Douglas Grimm	26,467	*
Edward T. Hightower	4,099	*
Philip Horlock[5]	225,385	*
Simon J. Newman	8,037	*
Kevin S. Penn	4,099	*
Razvan Radulescu[6]	3,925	*
Ted Scartz[7]	44,623	*
Dan Thau	6,099	*
John F. Wyskiel	19,513	*
All directors and executive officers as a group (11 persons)[8]	357,692	1.1

*	Less than one percent.
1.	Based upon a Schedule 13G/A filed by the reporting person in April 2025.
2.	Based upon a Schedule 13G/A filed by the reporting persons in November 2025.
3.	Based upon a Schedule 13G/A filed by the reporting person in October 2025.
4.	Based upon a Schedule 13G filed by the reporting person in November 2024.
5.
Includes   0   shares subject to presently exercisable stock options and   6,715   director restricted stock units, including 4,099 units for which vesting was accelerated on December 24, 2025 to coincide with Mr. Horlock’s resignation from the Board of Directors on the same date.

6.	Includes 0 shares subject to presently exercisable stock options.
7.	Includes 5,916 shares subject to presently exercisable stock options.
8.	Includes 5,916 shares subject to presently exercisable stock options and 68,691 director restricted stock units, including units that will vest on March 31, 2026.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Company’s Board is presently comprised of eight (8) members and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2026 Annual Meeting, Stockholders will elect two (2) members to the Board, each of whom will serve as a Class III director, to hold office until the 2029 Annual Meeting of Stockholders. The Board has nominated Douglas Grimm and Dan Thau for election as Class III directors for terms of office of three (3) years, and until their successors are elected and qualified. Mr. Philip Horlock, formerly a Class III director, submitted his resignation and retirement from the Board effective December 24, 2025. At this time the Board has determined to leave vacant the third seat of the Class III Directors.
Terms of Our Classified Board
As stated above, the terms of the Class III directors will expire at the 2026 Annual Meeting of Stockholders. The terms of the Class I directors, including Edward T. Hightower, Kevin Penn and John F. Wyskiel, will expire at the Annual Meeting of Stockholders in 2027. The terms of the Class II directors, including Mark Blaufuss, Julie A. Fream, and Simon J. Newman, will expire at the Annual Meeting of Stockholders in 2028. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board members.
It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class III nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.
Recommendation of the Board
The Board unanimously recommends that Stockholders vote “FOR” the election of Douglas Grimm and Dan Thau as Class III directors of the Company.

PROPOSAL TWO: APPROVAL OF THE BLUE BIRD CORPORATION AMENDED AND RESTATED 2015 OMNIBUS EQUITY INCENTIVE PLAN
Overview
On November 21, 2025, our Board approved the Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Amendment and Restatement” or the “Incentive Plan”). The Amendment and Restatement, among other revisions described below, increases the number of shares of our $0.0001 par value Common Stock reserved to and available for awards under the Incentive Plan from 5,200,000 shares to 6,100,000 shares, an increase of 900,000 shares. As required by Nasdaq regulations and certain federal tax laws, the Board has directed that the Amendment and Restatement be submitted to our Stockholders for approval at the Annual Meeting (the “Incentive Plan Proposal”). A copy of the full text of the Amended and Restated 2015 Omnibus Equity Incentive Plan is attached to this Proxy Statement as Appendix A and incorporated herein by reference.
Our 2015 Omnibus Equity Incentive Plan was last amended and restated in December 2019, and was approved by our Stockholders at the 2020 Annual Meeting. At that time the amended and restated plan increased the shares reserved for issuance under the plan from 3,700,000 shares to 5,200,000 shares, an increase of 1,500,000 shares.
The purpose of the Incentive Plan is to provide a means whereby our eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us. Our Board believes that the Incentive Plan will advance our interests and the interests of our Stockholders through this purpose. By means of this Incentive Plan, we seek to retain the services of our employees, officers, non-employee directors and other individual service providers and to provide incentives for these persons to exert maximum efforts for our success.
The Incentive Plan allows us to grant a broad array of equity and cash-based incentives to secure and retain the services of our employees, officers, non-employee directors, consultants and advisors, and to provide long-term incentives that align the interests of the participants in the Incentive Plan with the interests of our Stockholders. Our Board believes that the Incentive Plan is an integral part of our long-term compensation philosophy and that the Incentive Plan is necessary to continue providing appropriate levels and types of equity and cash-based incentive compensation. In particular, equity compensation aligns the interests of our employees, officers and directors with our Stockholders and is a key component in attracting and retaining top talent. Granting equity compensation is a common element of compensation offered by our competitors and is a highly valued benefit that we believe is necessary for us to effectively compete in our markets.
We currently grant equity awards solely under the Incentive Plan. As of December 31, 2025, there are 137,862 shares available for equity award grants under the Incentive Plan (without the proposed share increase).
If the Incentive Plan is not approved by our Stockholders, the existing Amended and Restated 2015 Omnibus Equity Incentive Plan will continue in effect, but we will be limited in the grants that we will be able to make to our existing employees, officers, non-employee directors and consultants/advisors as well as new employees in light of our future growth plans, and we anticipate that there will be no shares available under the currently existing plan to make additional equity grants in less than one year. These circumstances would place us in a materially disadvantageous position when compared with our competitors, resulting in challenges with respect to employee acquisition and retention. It is essential that we continue the use of equity compensation to position ourselves effectively in the market and allow us to hire the best candidates for open positions and retain our most skilled employees, in each case to enable us to achieve our strategic objectives, which include increasing Stockholder value by growing our business. Without the approval of the Incentive Plan and an additional share reserve, we will be less able to compete effectively in a highly competitive market. This could ultimately result in the loss of critical talent and inhibit our ability to meet our future growth objectives. In addition, we may be required to increase the cash compensation components of our compensation program to offset our inability to provide equity-based compensation.

Description of Proposed Changes to Our Existing Incentive Plan
The Amendment and Restatement provides for three material, substantive changes to the existing equity incentive plan, as follows:
(1)
To increase the number of shares of Common Stock reserved to and available for awards under the Incentive Plan from 5,200,000 shares to 6,100,000 shares, an increase of 900,000 shares (Section 4.1(a)); and

(2)	To increase the number of shares of Common Stock which may be issued as Full Value Awards from 2,500,000 to 3,400,000, an increase of 900,000 shares (Section 4.1(a)); and
(3)
To extend the term of the plan from the current expiration date of December 10, 2029, to November 21, 2035 (Sections 18.1 and 18.2), which is the tenth anniversary of the date that the Board approved the Amendment and Restatement.

We are seeking an increase to the maximum number of Incentive Plan shares which may be issued as Full Value Awards because we have fully utilized the earlier maximum of 2,500,000 shares, which is the number which was originally contained in our Incentive Plan in 2015. Also, for the past two years, we have used, almost exclusively, restricted stock unit (RSU) awards in our equity incentive programs, and have moved away from the routine use of stock option awards; therefore, because all shares currently awarded under the program are at full value, the Committee recommends that the limit on full value shares be increased to match the total shares requested for the Incentive Plan.
The Amendment and Restatement also corrects certain outdated, stale or incorrect references and makes certain other clarifications. In particular, the revisions reflect the removal of the provisions related to the Internal Revenue Code (the “IRC”) Section 162(m) performance-based exception (Section 14), which has not been available since 2017. To the extent there may be any outstanding awards that are considered grandfathered for IRC Section 162(m) purposes (which would have to have been outstanding as of November 2, 2017, and not materially modified subsequently), language has been added to the effect that such awards would remain subject to the Incentive Plan as in effect as of that date so as to preserve the grandfathered status, but otherwise the IRC Section 162(m) provisions have been removed.
Beyond the IRC Section 162(m) related changes, the Amendment and Restatement includes new language in the restricted stock unit (“RSU”) awards provisions (Section 9.1) to make clear that 100% immediately vested RSUs may be granted, and an additional provision (Section 15.1(b)(ii)) limiting certain powers held by the Committee (as defined in the Incentive Plan) in the event of a change in control to ensure they are settled in compliance with IRC Section 409A.
If the Incentive Plan Proposal is approved by our Stockholders at the Annual Meeting, we intend, as soon as practicable thereafter, to file a Registration Statement on Form S-8 with the SEC to register the additional authorized shares reserved to the Incentive Plan under the Securities Act of 1933, as amended, and to list such shares on the Nasdaq Global Market.
Our Board of Directors unanimously recommends that our Stockholders approve and adopt this Incentive Plan Proposal and the Amendment and Restatement.
Rationale
The Amendment and Restatement includes provisions that are designed to protect our Stockholders’ interests and to reflect best practices including:
•
No evergreen. The Incentive Plan does not contain an evergreen feature to automatically increase the size of the share pool available for issuance under the Incentive Plan. Stockholder approval is required to increase the shares available under the Incentive Plan. In addition, the Plan has a 10-year term, which cannot be renewed or extended without the approval of both our Board and our Stockholders.

•
No repricing without Stockholder approval. The Incentive Plan does not permit the “repricing” of stock options and SARs without Stockholder approval. This includes a prohibition on cash buyouts of underwater options or SARs and “reloads” in connection with the exercise of options or SARs. However, the Incentive Plan does permit certain adjustments by the Compensation Committee (Section 4.2) in the event of certain extraordinary transactions resulting in a change in the outstanding shares of Common Stock (including, but not limited to, a recapitalization, reclassification, stock dividend or stock split) or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change.

•
Limit on non-employee director compensation. Under the Company’s current compensation program for our Board of Directors, the aggregate value of all cash and equity-based compensation paid or granted by us to any individual for service as a non-employee director at-large with respect to any fiscal year of the Company is equal to $225,000.

•
Awards subject to forfeiture/clawback. Awards granted under the Incentive Plan are subject to recoupment in accordance with the Company’s clawback policy adopted by the Board pursuant to Nasdaq listing standards and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

•
Stock ownership guidelines. Shares issued pursuant to the Incentive Plan are subject to the Company’s stock ownership guidelines. Our Named Executive Officers are required to hold equity equal to two times base salary. Our non-employee directors are required to hold equity equal to five times the annual cash fee/retainer (currently $90,000 for non-employee at-large directors), which currently equals $450,000. The equity requirements may be satisfied with vested, unvested, exercised or unexercised equity, or any combination thereof.

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Plan flexibility. We may grant a number of different types of equity awards, including stock options, stock appreciation rights, direct stock issuances, restricted stock, restricted stock units and other stock-based awards, as well as awards that are subject to performance vesting conditions, such as performance-based restricted stock units.

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Administration by independent committee. The Incentive Plan has been, and will continue to be, administered by our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.

In determining the size of the share request under the Amendment and Restatement, we consulted our independent compensation consultant, and our Compensation Committee considered, among other things, our outstanding equity awards, our stock price and volatility, our projected recruiting and retention needs, the potential dilution of our equity compensation program, the voting guidelines of certain institutional investors and proxy advisory firms, and the advice of our independent compensation consultant. We continue to believe that equity awards are a vital part of our overall compensation program. However, we recognize that equity awards dilute existing Stockholders, and therefore, we must responsibly manage the growth of our equity compensation program. We are committed to monitoring our equity compensation share reserve effectively, including our “burn rate,” to ensure that we continue to strive to maximize Stockholder value by granting the appropriate number of equity incentive awards necessary to attract, reward and retain employees.
Description of the Incentive Plan
The following description of the principal terms of the Incentive Plan is a summary and is qualified in its entirety by the full text of the Incentive Plan, which is attached as Appendix A hereto.
Administration. The Incentive Plan will be administered by the Compensation Committee of our Board, which shall have the powers and authority necessary or appropriate to carry out its functions as described in the Incentive Plan. The Compensation Committee has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the Incentive Plan, the number of shares of our Common Stock, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. All decisions, determinations and interpretations by the Compensation Committee, and any rules and regulations under the Incentive Plan and the terms and conditions of or operation of any award, are final and binding on all participants. The Compensation Committee also has authority to amend any outstanding option or other award, provided that no such action shall adversely affect the rights of a participant. Subject to the change in control and adjustment provisions contained in the Incentive Plan, the Compensation Committee does not have the authority to reprice outstanding options without Stockholder approval.
Eligibility. Any employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries is eligible to participate in the Incentive Plan. An entity providing us with consulting, advisory or other services is eligible to participate in the Incentive Plan as long as the entity qualifies as a “natural person” under applicable securities law requirements. As of December 31, 2025, Blue Bird had approximately 22 employees (including four executive officers) and seven non-employee directors who are eligible to participate in the Incentive Plan. In addition, upon annual recommendation by Management, the Committee considers for one-time awards a limited number of certain individuals who are not regular participants in the program, but have demonstrated notable performance over the previous fiscal year.
Shares Subject to the Incentive Plan. If the Incentive Plan Proposal is approved at the Annual Meeting, the aggregate number of shares of our Common Stock available for issuance under the Incentive Plan will be 6,100,000, subject to the adjustment provisions included in the Incentive Plan for stock splits, stock dividends or similar transactions. Incentive stock options may be granted under the Incentive Plan with respect to all of those shares. If the Incentive Plan Proposal is approved at the Annual Meeting, the number of shares of our Common Stock that may be issued with respect to “Full Value Awards” will be 3,400,000. A Full Value Award is any award other than an option, stock appreciation right, or other award for which the participant pays the intrinsic value of the award (whether directly or by forgoing a right to receive a cash payment). To the extent that any award under the Incentive Plan that is payable in shares of our Common Stock is forfeited, cancelled, returned to us for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock subject to the award will again be available for future grants. Common shares subject to an award under the Incentive Plan will not again be available for issuance if such shares are (i) withheld or tendered by a participant to pay the exercise price of a stock option or to satisfy tax withholding obligations associated with an award or (ii) subject to a stock appreciation right and not issued or delivered upon the net settlement of such stock appreciation right. In addition, shares of our Common Stock subject to awards that are settled in cash (in lieu of shares) will not be counted against the number of shares reserved under the Incentive Plan and will also be available for new awards.
Types of Awards. The Compensation Committee may grant nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards under the Incentive Plan. The terms of each award will be set forth in an agreement with the recipient.
Stock Options. The Compensation Committee will determine the exercise price and other terms for each option and whether the options will be NSOs or ISOs. The exercise price per share of each option will not be less than 100% of the fair market value of our Common Stock on the date of grant; if the option is an ISO and the optionee owns greater than ten percent (10%) of the voting power of all of our shares of capital stock (a “Ten Percent Holder”), the exercise price will be the price required by the IRC, currently 110% of fair market value. The closing sale price of a share of our Common Stock as reported on Nasdaq on January 14, 2026 was $48.90. ISOs may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a nonqualified option. A participant may exercise an option by notice and payment of the exercise price in cash or, as determined by the Compensation Committee, through delivery of previously owned shares, the withholding of shares deliverable upon exercise, a cashless exercise program implemented by the Compensation Committee, and/or such other method as approved by the Compensation Committee and set forth in an award agreement. The maximum term of any option granted under the Incentive Plan is ten years from the date of grant, unless the option is an ISO and the optionee is a Ten Percent Holder, in which case the option will be exercisable for no more than five years after its date of grant. The Compensation Committee may, in its discretion, permit a holder of an NSO to exercise the option before it has otherwise become exercisable, in which case the shares of our Common Stock issued to the recipient will be restricted stock having analogous vesting restrictions to the unvested NSO before exercise.
Stock Appreciation Rights. The Compensation Committee may grant SARs independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The base price per share of each SAR will not be less than 100% of the fair market value of our Common Stock on the date of grant. The maximum term of any SAR granted under the Incentive Plan will be ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:
•	the excess of the fair market value on the exercise date of one share of our Common Stock over the base price, multiplied by
•	the number of shares of our Common Stock covered by the SAR.
Payment may be made in shares of our Common Stock, in cash, or partly in shares of our Common Stock and partly in cash, all as determined by the Compensation Committee and set forth in the award agreement.

Restricted Stock and Restricted Stock Units. The Compensation Committee has the authority to award restricted shares of our Common Stock and/or RSUs under the Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs confer the right to receive shares of our Common Stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance-based conditions. Unless the Compensation Committee determines otherwise at the time of grant, holders of restricted stock will have the right to vote the shares and receive all dividends and other distributions. If dividends or other distributions are paid on restricted stock subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of Common Stock to which they relate. If dividend equivalents are paid on restricted stock units subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the restricted stock units to which they relate. The Incentive Plan authorizes us to withhold shares of our Common Stock from participants having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.
Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the Incentive Plan. Performance shares and performance units are awards, payable in shares of our Common Stock, cash or a combination thereof, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee and set forth in the award agreement. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units. If dividend equivalents are paid on performance shares while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the performance shares to which they relate.
Incentive Bonus Awards. The Compensation Committee may award incentive bonus awards payable in cash or settled through the issuance of unrestricted shares of our Common Stock, restricted stock awards or RSUs, as determined by the Compensation Committee. Incentive bonus awards may be based upon the attainment of specified levels of our performance or that of our subsidiaries. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award. Assuming other applicable conditions are satisfied, incentive bonus awards previously enabled us to pay annual bonuses and provide long-term incentive awards that are structured as IRC Section 162(m) Awards (described further below) to our named executive officers that are exempt from the deduction limits set forth in IRC Section 162(m). However, as discussed further below, based on changes in the IRC, the exemption from IRC Section 162(m) for performance-based compensation that would allow IRC Section 162(m) Awards to be deductible is no longer available.
Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of stock-based or cash-based awards under the Incentive Plan, including the grant or offer for sale of unrestricted shares of our Common Stock, in such amounts and subject to such terms and conditions as the Compensation Committee determines.
IRC Section 162(m) Awards. The Incentive Plan previously contained provisions that allowed the Compensation Committee to grant restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other stock-based awards and/or other cash-based awards that were intended to satisfy an exemption previously available to the deduction limitation under IRC Section 162(m) for performance-based compensation (“Section 162(m) Awards”). However, the Tax Cuts and Jobs Act amended IRC Section 162(m) to eliminate the performance-based compensation exemption, generally effective for tax years beginning after December 31, 2017. While there is a transition rule for compensation paid pursuant to a written binding contract in effect on November 2, 2017 that has not been materially modified or renewed (as defined in Notice 2018-68) to continue pursuant to the terms of the Incentive Plan in effect as of November 2, 2017, the performance-based exception to IRC Section 162(m) is not otherwise currently available. As such, the exemption from IRC Section 162(m) for performance-based compensation is not available for any awards made under the Inventive Plan after November 2, 2017.
Vesting. The Compensation Committee determines the vesting conditions, if any, of awards. Full Value Awards granted to eligible employees will, except for acceleration of vesting due to death, disability, retirement or a change in control, vest over a period of not less than three years or, in the case of vesting upon the attainment of performance goals, over a period of not less than one year. However, Full Value Awards granted to eligible employees that result in the issuance of up to 5% of the shares available for issuance may be granted without such minimum vesting limitations.

Transferability. Awards granted under the Incentive Plan will not be transferable other than by will or by the laws of descent and distribution, unless otherwise permitted by the Compensation Committee (other than with respect to ISOs) for family and/or estate planning purposes or to a charitable organization designated by the holder.
Clawback and Forfeiture. Awards under the Incentive Plan and compensation directly attributable thereto may be made subject to forfeiture, recovery by us or other action pursuant to our Clawback Policy and any compensation recovery practices in effect from time to time or as otherwise required by law.
Change in Control. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the Incentive Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants upon or following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become vested and immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part, provided that such change does not violate IRC Section 409A; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, RSUs, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our Common Stock on the date of the change in control; (f) cancel any option or SAR in exchange for cash and/or other substitute consideration based on the value of our Common Stock on the date of the change in control, and cancel any option or SAR without any payment if its exercise price exceeds the value of our Common Stock on the date of the change in control; (g) cancel any RSU or performance unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value of a share of our Common Stock on the date of the change in control; (h) cancel any unvested award without any payment; or (i) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.
Term; Amendment and Termination. Unless sooner terminated, the current Incentive Plan would terminate on December 10, 2029, but the Incentive Plan will continue thereafter while previously granted options or other awards remain subject to the Incentive Plan. The Amended and Restated Incentive Plan would extend the term to November 21, 2035, unless sooner terminated. Our Board may amend, alter or discontinue the Incentive Plan in any respect at any time, but no amendment may materially and adversely affect the rights of a participant under any awards previously granted, without his or her consent.
U.S. Federal Income Tax Consequences
The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our Common Stock that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature and does not purport to be a complete statement of all federal income tax consequences.
Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under IRC Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.
Incentive Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under IRC Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.
Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our Common Stock received will be taxable to the participant as ordinary income (and subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under IRC Section 162(m).
Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time restricted stock is granted. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding with respect to an employee) equal to the fair market value of the Common Stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under IRC Section 162(m). If the participant files an election under IRC Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under IRC Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the IRC Section 83(b) election.
Restricted Stock Units, Performance Awards, and Incentive Bonus Awards. A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and subject to tax withholding with respect to an employee), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under IRC Section 162(m).
Potential Limitation on Company Deductions. IRC Section 162(m) denies a deduction to any publicly held corporation to the extent it pays compensation in excess of $1 million to the following “covered individuals” for a taxable year: our chief executive officer, chief financial officer, and three other most highly compensated named executive officers. Additionally, the “covered individuals” for each taxable year include any individual who was previously an IRC Section 162(m) “covered individual” for any year beginning after December 31, 2016. Previously, certain kinds of compensation, including qualified “performance-based compensation,” were disregarded for purposes of the deduction limitation. In late 2017, IRC Section 162(m) was amended to eliminate the exemption for performance-based compensation, other than for certain grandfathered arrangements in place as of November 2, 2017. While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, to maintain flexibility to compensate our executives in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a formal policy with respect to the deductibility of executive compensation or requiring that executive compensation have favorable tax treatment to the Company. In addition, no deduction will be allowed to us for any amounts that are treated as “excess parachute payments” under IRC Section 280G in the event of a change in control.
Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing shares of our Common Stock and each grantee receiving an award of shares of our Common Stock under the Incentive Plan to pay any federal, state or local taxes required by law to be withheld.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information for all equity compensation plans at September 27, 2025 (our most recent fiscal year end), under which the equity securities of the Company were authorized for issuance:

Plan Category(1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	116,624	16.20	293,304

(1)	There are no equity compensation plans not approved by Stockholders.
(2)
Securities available for future issuance may take the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards, and/or other stock-based awards.

Incentive Plan Awards – New Plan Benefits
We cannot currently determine the precise benefits or number of shares subject to awards that may be granted in the future to our employees, officers and non-employee directors or other eligible participants with respect to newly available authorized shares under the Incentive Plan. The grant of equity awards under the Incentive Plan is discretionary, and any such grants of equity awards will be made in the sole discretion of the Compensation Committee, in such amounts and to such persons as it deems appropriate. The Compensation Committee generally determines and makes annual awards under the Incentive Plan after our fiscal year end for the following fiscal year, at the same time that the Compensation Committee reviews and approves our annual non-equity incentive programs, such as our Management Incentive Plan (“MIP”).
Assuming the Incentive Plan Proposal is approved at the Annual Meeting, we expect the Compensation Committee to grant RSUs under the Incentive Plan to our directors, executive officers, and certain other employees on an annual basis. Awards of RSUs are generally split between time-based vesting and vesting (or forfeiture) upon the achievement of certain performance criteria set by the Compensation Committee. See “DIRECTOR AND EXECUTIVE COMPENSATION” for information on awards made under the Incentive Plan in fiscal year 2025.
Vote Required
The approval of the Incentive Plan Proposal and the Amendment and Restatement of the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.
Recommendation of the Board
The Board unanimously recommends that Stockholders vote “FOR” approval of the Incentive Plan Proposal and the Amended and Restated 2015 Omnibus Equity Incentive Plan.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR LIMITATION OF LIABILITY OF OFFICERS FROM BREACHES OF FIDUCIARY DUTY TO THE FULLEST EXTENT PERMITTED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
General
As part of its continuing review of our corporate governance standards and practices, the Board has unanimously adopted, approved and declared advisable an amendment to the Blue Bird Corporation Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to reflect Delaware law related to the limitation of liability of corporate officers (the “Officer Exculpation Amendment”). The Board recommends that our Stockholders approve the Officer Exculpation Amendment.
Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended (“Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for the ability to exculpate directors only and our Certificate of Incorporation currently limits the monetary liability of our directors in certain circumstances consistent with Section 102(b)(7) of the DGCL. Amended 102(b)(7) allows for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, or (iii) has consented to services of process in Delaware by written agreement (the “Covered Officers”).
Effect of the Amendment
The proposed Officer Exculpation Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL. As described above, this currently means that the proposed Officer Exculpation Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Officer Exculpation Amendment would not limit the liability of Covered Officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which a Covered Officer derived an improper personal benefit.
Rationale for Adoption of the Amendment and Form/Language of Amendment
Our Board believes that adopting the Officer Exculpation Amendment would better position the Company to attract top officer candidates and retain our current officers. The Officer Exculpation Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Officer Exculpation Amendment could negatively impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of legal proceedings exceeds the benefits of serving as an officer of the Company.
In addition, adopting the Officer Exculpation Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the Stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting our current and prospective officers’ concerns about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. We believe that enhancing our ability to retain and attract talented and experienced officers is in the best interests of the Company and our Stockholders and we should seek to assure such persons that exculpation under certain circumstances is available.
If our Stockholders approve this proposal, section 8.1 of Article VIII, “LIMITED LIABILITY; INDEMNIFICATION,” will be amended and restated in our Certificate of Incorporation to read as follows (additions/changes to the original Section 8.1 are indicated by blue text and underlining):
“Section 8.1. Limitation of Director and Officer Liability. A director or officer (as applicable) of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. All references to an “officer” in this Section 8.1 of Article VIII shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of the DGCL.”
If our Stockholders approve the Officer Exculpation Amendment, our Board has authorized our officers to prepare and file a Certificate of Amendment with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) to effect the Officer Exculpation Amendment, which we anticipate doing as soon as practicable following Stockholder approval of the Officer Exculpation Amendment at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State. All other sections of the Certificate of Incorporation would be maintained in their current form.
If our Stockholders do not approve the Officer Exculpation Amendment, the Certificate of Amendment will not be filed with the Delaware Secretary of State, and the current Certificate of Incorporation would remain in effect in its entirety. However, even if our Stockholders approve the Officer Exculpation Amendment, our Board retains discretion under Delaware law to determine when to file the Certificate of Amendment with the Delaware Secretary of State and to abandon the Officer Exculpation Amendment notwithstanding prior Stockholder approval of the Officer Exculpation Amendment.
Vote Required to Approve the Officer Exculpation Amendment
In accordance with Article X of our Certificate of Incorporation, the Officer Exculpation Amendment must be approved by the affirmative vote (i.e., in favor) of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OFFICER EXCULPATION AMENDMENT CONSISTENT WITH DELAWARE LAW.

PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are requesting your advisory approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote and is required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Annual Meeting, we are also submitting a proposal for an advisory vote regarding the frequency of say-on-pay votes on executive compensation in the future. See Proposal Five: “Advisory Vote on the Frequency of the Vote on Executive Compensation” herein.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity, and strategic value of the position, while ensuring long-term retention, motivation, and alignment with the long-term interests of the Company’s Stockholders. We believe the compensation program for our Named Executive Officers has been instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment over the past few years. We encourage you to carefully review the “Compensation Discussion and Analysis” for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in the fiscal year ended September 27, 2025.
We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Blue Bird Corporation’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in the Proxy Statement dated January 26, 2026, is hereby approved.”
While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action because of the vote and when making future compensation decisions for our Named Executive Officers.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
As required by the Exchange Act, we are presenting this proposal, which gives you as a Stockholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal in our Proxy Statement (a “say-on-frequency” vote). While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board will consider the outcome of the Stockholder vote in determining how frequently we will hold “say-on-pay” votes.
Please note that as a Stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every two years, every three years, or to abstain from voting.
The Board values constructive dialogue on executive compensation and other important governance topics with our Stockholders. The Board supports an advisory vote every year to obtain information on Stockholder sentiment about our executive compensation programs and respond to feedback and the vote results.
Required Vote of Stockholders
Stockholders are not voting to approve or disapprove the recommendation of the Board that the non-binding advisory vote on the compensation of our Named Executive Officers be held every year. For purposes of the non-binding advisory vote on this Proposal, the Board will take into consideration the outcome of the Stockholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the “1 YEAR” say-on-frequency choice set out in the proxy card.

PROPOSAL SIX: RATIFICATION OF APPOINTMENT OF BDO USA, P.C.
BDO USA, P.C. served as our independent registered public accounting firm for the fiscal year ended September 27, 2025, and has been selected to serve as our independent registered public accounting firm for the 2026 fiscal year ending October 3, 2026. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.
Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders’ views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, P.C. are expected to be present at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends that Stockholders vote “FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for fiscal year 2026.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
John F. Wyskiel	61	President and Chief Executive Officer (“CEO”); Director
Razvan Radulescu	51	Chief Financial Officer (“CFO”)
Jeff Sanfrey	53	Chief Operating Officer
Ted Scartz	55	Senior Vice President and General Counsel; Secretary
Mark Blaufuss	58	Director
Julie A. Fream	62	Director
Douglas Grimm	63	Director, Chairman
Edward T. Hightower	60	Director
Simon J. Newman	63	Director
Kevin Penn	64	Director
Dan Thau	35	Director

*	As of January 15, 2026.
Class I Directors
Edward T. Hightower has been a Class I director of the Company since October 23, 2024. Mr. Hightower is the founder and managing director of Motoring Ventures LLC, an investment, growth, strategy, and operations consulting firm focused on driving value in the global automotive industry, since 2011. Mr. Hightower previously served as CEO and President of Lordstown Motors Corp., an original equipment manufacturer (“OEM”) of electric vehicles (“EV”) for the commercial fleet market, from 2021 to 2024. In June 2023, Lordstown filed a petition under the federal bankruptcy laws; a reorganization plan was approved in March 2024. He led the operational turnaround of the company and the launch of its first vehicle, the Endurance all-electric full-size pickup truck. Lordstown was one of the few new light-duty EV OEMs to successfully develop, launch and deliver vehicles to customers. Mr. Hightower also served as CEO of the EV design and engineering joint venture between Lordstown and Foxconn, a Taiwanese electronics manufacturer. In addition, Mr. Hightower held senior engineering, marketing and business development roles at Ford Motor Company, BMW of North America and General Motors Company. Mr. Hightower also worked as a hands-on growth, strategy, operations and M&A consultant at AlixPartners, LLP. Mr. Hightower holds a B.S. degree in General Engineering from the University of Illinois Urbana-Champaign and an M.B.A. degree from the University of Michigan Ross School of Business. Mr. Hightower has been selected to serve on our board of directors based upon his extensive executive experience in the automotive industry, including product development, engineering, brand marketing and profitability improvement.
Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn served as Chairman of the Board of Blue Bird Corporation from 2016 to August 2024 and is currently Chairman of the Board of Learning Care Group, NWN Carousel, Conair and SOLV Energy. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of Blue Bird Corporation and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.
John F. Wyskiel was appointed by the Board as President and CEO on January 22, 2025, effective February 17, 2025, and was also elected a Class I Director, effective February 17, 2025. Mr. Wyskiel is an automotive industry veteran who has more than 35 years of experience in manufacturing leadership, operational excellence and global supply chain management. Mr. Wyskiel returned to Blue Bird after a 20-year career at Magna International, where he most recently served as President of Magna Seating, from January 2020 to January 2025. In this role, he was responsible for leading a $6 billion business with 33,000 employees across 60 manufacturing facilities in 15 countries. Before then, Mr. Wyskiel served as General Manager of Blue Bird Coach in Canada, one of the largest manufacturers of Type A and Type C school buses, from 2002 to 2004. Prior to that, he held various senior manufacturing, operations, engineering, product management and sales roles at Dana Corporation and Borg Warner, both global automotive component suppliers.
Mr. Wyskiel holds a CET Accreditation from Mohawk College of Applied Arts & Technology in Hamilton, Ontario. He is a graduate of the University of Michigan Business School Executive Development Program and of the Global Leadership Executive Fundamentals Program at ISEAD Business School in Paris, France. Mr. Wyskiel has been selected to serve on our board of directors based on his extensive automotive manufacturing and school bus industry experience.
Class II Directors
Mark Blaufuss has been a Class II director of the Company since May 31, 2023. Mr. Blaufuss has been a Managing Director and founder of Green & White Advisory, a consulting firm specializing in mergers and acquisitions, as well as strategic and financial advisory services, since 2017. Mr. Blaufuss has also served as an Operating Executive with The Carlyle Group (“Carlyle,” a private equity firm), since February 2019. From September 2020 to December 2022, Mr. Blaufuss served as CFO of Victory Innovations, an early growth stage portfolio company of Carlyle. In 2022, the market collapsed for the company’s primary product, a sterilization device targeted for the Covid-19 pandemic, and the company voluntarily pursued an out of court proceeding under the insolvency statutes of the State of Delaware. This proceeding resulted in the complete liquidation of the company and satisfaction of all outstanding debt to the company’s only secured lender. From 2014 to 2017, Mr. Blaufuss served as CFO of Metaldyne Performance Group, Inc. Mr. Blaufuss also currently serves as a member of the Board of Directors and Audit Committee Chairman of The Jason Group (non-automotive seating and industrial brushes/polishing materials), Worldpac (automotive aftermarket parts distributor), Anchor Glass (manufacturer of glass containers), Highway Roop Precision Technologies (automotive parts manufacturer), Niles Industries (industrial roofing and coating) and Old World Industries (automotive fluids and components). Mr. Blaufuss holds a B.S. degree in Accounting from Michigan State University. Mr. Blaufuss has been selected to serve on our board of directors based on his background in finance and experience as a CFO and senior executive with operating companies and consulting and private equity firms.
Julie A. Fream has been a Class II director of the Company since October 19, 2023. From 2013 to 2024, Ms. Fream was the President and CEO of the MEMA Original Equipment Suppliers, a North American trade association representing over 500 automotive suppliers based in Southfield, Michigan that advocates and advances vehicle suppliers’ business needs in North America. Prior to that position, Ms. Fream served in multiple roles with Visteon Corporation, an $8 billion international automotive component supplier, ultimately as Vice President of the North American Customer Group, Global Communications, and Corporate Strategy. Ms. Fream’s experience includes extensive experience with major corporations in the automotive industry, including General Motors Company, Ford Motor Company, and TRW, Inc. Ms. Fream currently serves on the Board of Directors of Corewell Health and is a member of the executive, compliance, compensation, governance and growth committees. She also serves on the board of directors of Shape Corporation, a privately held automotive supplier, and has previously served on the Board of Directors of Beaumont Health and the Board of Trustees of Michigan Technological University. Ms. Fream holds a B.S. degree in Chemical Engineering from Michigan Technological University and an M.B.A. degree from Harvard Business School. Ms. Fream has been selected to serve on our board of directors based upon her extensive experience in the automotive industry as an executive and a Board member, including work in manufacturing, engineering, program management, sales, marketing, strategy and communications.
Simon J. Newman has been a Class II director of the Company since March 31, 2023. Mr. Newman has over 40 years’ manufacturing industry experience with extensive expertise in the field of precision engineered component manufacturing and executive strategy. In October 2025, Mr. Newman was appointed to the position of President and CEO of Webster Industries, a leading manufacturer of engineered class chains, sprockets, vibrating conveyors and related industrial components. Prior to this appointment, from February 2022 to October 2025, Mr. Newman served as Chairman and CEO of MW Components and Paragon Medical. MW Components is a leading provider of highly engineered springs, specialty fasteners, bellows, and other precision components with manufacturing facilities across the United States, and Paragon Medical is a global contract manufacturing organization (“CMO”), supplying implants and surgical devices to the medical industry. Prior to February 2022, Mr. Newman served as CEO of Form Technologies for 18 years. He began his career with the Dynacast organization, now a Form Technologies division, in 1979, progressively working through the company in all facets of operations leading to a long and prolific tenure as the Group Chief Executive. Mr. Newman became the CEO of MW Components in 2020, but moved into the role of Chairman in 2023. He is also a member of the Board of Directors of Velentium Holdings LLC and is on the Industrial Advisory Board of Frontenac. Mr. Newman holds a Bachelor of Science degree in Operations Management from California Coast University. Mr. Newman has been selected to serve on our board of directors based on his extensive executive experience in the manufacturing industry.
Class III Directors
Douglas Grimm has been a Class III director of the Company since April 1, 2017, and was elected Chairman of the Board in August 2024. Mr. Grimm is the owner and CEO of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group, Inc. Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and CEO of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President - Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions.
Mr. Grimm serves as a director for each of Lucid Motors, Pangea Corporation, and Lumileds. Mr. Grimm previously served as Chairman of the Board of Electrical Components International, Inc. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.
Dan Thau has been a Class III director of the Company since May 19, 2023. Mr. Thau currently serves as CFO of ACES, a leading provider of ABA therapy to individuals with autism spectrum disorder. He has been in that position since June 2024. Previously, Mr. Thau served as a Vice President of American Securities LLC, a private equity firm he joined in 2015. Prior to joining American Securities, Mr. Thau was employed by Goldman Sachs as an analyst in the Financial Institutions Group in New York and in the Israel Group in Tel Aviv. Mr. Thau holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. degree from Harvard Business School. Mr. Thau has been selected to serve on our board of directors based on his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.
Executive Officers
Information on our current executive officers (other than Mr. Wyskiel) is provided below.
Razvan Radulescu was appointed CFO of the Company effective October 1, 2021. Prior to this appointment, Mr. Radulescu was employed in various management positions by Daimler AG, since 2000. He has over 20 years of experience at Daimler AG in various roles of increasing responsibility in Finance and Controlling, as well as Procurement, including IT and Compliance. From 2020 until he joined the Company, Mr. Radulescu served as General Manager – Procurement and Global Lead Cab Interior/Exterior and Aftersales, for Daimler Trucks North America (“DTNA”), responsible for all production and aftersales purchases, as well as the Global Daimler Trucks Cab Interior/Exterior parts and aftersales. From 2017 to 2020, Mr. Radulescu served as CFO of the Global Powertrain Trucks Business Unit in Stuttgart, Germany. From 2013 to 2017, Mr. Radulescu served as Controller – Freightliner Trucks for DTNA. Mr. Radulescu holds a B.S. degree in Computer Science from the Academy of Economics Studies in Bucharest, Romania and an M.B.A. degree from Case Western Reserve University.
Jeff Sanfrey was appointed in October 2025 as an “executive officer” of the Company (as defined in SEC regulations) in the role of Chief Operating Officer, which position he has held since February 2024. Mr. Sanfrey has responsibility over Manufacturing, Materials, Planning, Logistics, Quality, and Lean Transformation. Mr. Sanfrey joined Blue Bird in 2007, serving in various engineering and operations roles, most recently, prior to his current role, as Engineering and Operations Officer (starting in December 2022). Mr. Sanfrey is an industry veteran with over 30 years of experience within manufacturing, materials, quality and engineering. Prior to joining Blue Bird, Mr. Sanfrey held various management roles of increasing responsibility within operations at Visteon and Navistar. Mr. Sanfrey holds a Bachelor of Science degree in Chemical Engineering with Highest Honors from Ohio University, as well as a Master of Science degree in Industrial Administration from Purdue University.
Ted Scartz was appointed Senior Vice President and General Counsel of the Company in May 2022. Mr. Scartz also serves as Corporate Secretary for the Company. Mr. Scartz has worked in the corporate legal community for over 30 years and has worked as in-house corporate counsel at multiple publicly-traded companies for over 18 years. He leads all aspects of Blue Bird’s legal function, including corporate governance, SEC reporting, and governmental relations, as well as commercial contracts and litigation.
Prior to joining Blue Bird, Mr. Scartz was Vice President and Deputy General Counsel at The Aaron’s Company, Inc. He was employed by The Aaron’s Company, Inc. or its predecessor entity in various positions from 2013 to 2022, including as General Counsel to the Aaron’s Sales & Lease Division. From 2007 to 2013, Mr. Scartz was Division Lead Counsel for the Low & Medium Voltage Divisions of Siemens Industry, Inc. and other capacities as counsel for Siemens’s manufacturing operations in North America. Prior to moving to an in-house career, Mr. Scartz worked in the commercial litigation practice of prominent law firms in Atlanta, Georgia. Mr. Scartz holds a B.A. degree in Political Science from Wake Forest University and a J.D. degree from the University of Georgia.

CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors
Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the total number of directors, to serve three-year terms. Messrs. Hightower, Penn and Wyskiel have been elected to serve in Class I, which term will expire at our 2027 Annual Meeting of Stockholders. Messrs. Blaufuss and Newman and Ms. Fream have been elected to serve in Class II, which term will expire at our 2028 Annual Meeting of Stockholders. Messrs. Grimm and Thau have been elected to serve in Class III, which term will expire at our 2026 Annual Meeting of Stockholders. Mr. Phillip Horlock was a Class III director through fiscal 2025, but submitted his resignation as a director effective December 24, 2025.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company.” An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board has determined that each of our directors, other than Mr. Wyskiel, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Board Membership Diversity
Nasdaq Board Diversity Rules (Rule 5605(f) and Rule 5606) were approved by the SEC in 2021. On December 11, 2024, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) vacated the SEC’s order approving Nasdaq’s board diversity rules. The ruling means that Nasdaq-listed companies will no longer be required to meet specified board diversity criteria or make prescribed disclosures regarding their board’s diversity characteristics. Nasdaq has indicated it does not intend to appeal the Fifth Circuit’s decision. However, we have elected to continue to present our Board diversity statistics.
The following Board Diversity Matrix presents our Board diversity statistics. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our Board currently includes two diverse directors.

Board Diversity Matrix (As of January 15, 2026)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic of Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Stockholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our CEO are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.
Stockholders who wish to communicate directly with our Board, or any individual director, should direct communications in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or by email to ted.scartz@blue-bird.com. The communication must contain a clear notation indicating that it is a “Board Communication” or “Director Communication.” All such communications must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors.
The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-833-960-1607.
Leadership Structure and Risk Oversight
Our Board of Directors does not have a lead independent director. Douglas Grimm is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. John Wyskiel and Mr. Grimm, respectively.
The Board does not have a formal risk management committee but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, enterprise risk management assessment, auditing, and financial reporting practices, which include internal controls over financial reporting. The Audit Committee also reviews reports of, and considers any material allegations regarding potential violations of our Company’s Code of Ethics, as well as oversight of our Environmental, Social, and Governance (“ESG”) Program. The Compensation Committee oversees risks arising from our compensation policies and programs. The Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies, and programs.
Annual Meeting Attendance
The Board encourages all its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2025 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held eight (8) meetings during fiscal 2025. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
Each of our directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended September 27, 2025.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Blaufuss, Hightower, and Thau, with Mr. Blaufuss serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Blaufuss qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.

Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met five (5) times in fiscal 2025.
Responsibilities of the Audit Committee include, among others contained in its charter:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing any audit, review or attestation services, and establishing pre-approval policies and procedures;

•
oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•
review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•	review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction;
•
review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

•	oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;
•	annual review of the Company’s enterprise risk management program, including cybersecurity; and
•	oversight, review and discussion with management of the Company’s ESG program.
Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Grimm, and Newman, with Mr. Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met five (5) times in fiscal 2025.
Responsibilities of the Compensation Committee include, among others contained in its charter:
•
review and approval on an annual basis of the corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of such goals and objectives and determining and approving the compensation of our CEO based on such evaluation;

•	review and approval of the compensation of all of our other executive officers;
•	review and approval of our executive compensation policies, plans, and programs;
•	implementation and administration of our equity-based compensation plans;
•	assisting management in complying with our SEC filings and annual report disclosure requirements;
•	approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;
•	approving our Compensation Discussion and Analysis (“CD&A”) disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and
•	review, evaluation, and recommendation of changes, if appropriate, to the compensation of our directors.
The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation, and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.
In March 2015, when we first became a public company, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The Compensation Committee has not had material interactions with Meridian in the past three fiscal years. In March 2025, at the request of the Committee, Management engaged Aon Executive Compensation Group to evaluate its executive compensation program. The scope of the engagement included general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Aon team presented a report to the Committee at the July 2025 Committee meeting.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Ms. Fream and Messrs. Grimm and Penn, with Ms. Fream serving as the Chairperson of the Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met five (5) times in fiscal 2025.
Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:
•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;
•
overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•	developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us;
•	leading the Board in the annual review of the Board and management; and
•	review and oversight of the Company’s government relations and affairs activity.
In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board currently includes two diverse directors, and the Corporate Governance and Nominating Committee will consider diversity in evaluating and identifying potential future director nominees.
For fiscal 2025, in lieu of an annual Board Self-Survey, the Corporate Governance and Nominating Committee followed up on its commission of a third party, Nasdaq Board Advisory Services (“NBAS”), to conduct an independent Board Evaluation and Report in fiscal 2024, by submitting self-skills evaluation matrices to the Board members. In this process each Director completed a self-evaluation highlighting the director’s assessment of desired skills brought to the Board. The results of that self-assessment continue to be fine-tuned and the Committee will evaluate and report to the full Board in the second quarter of fiscal 2026. The goal of the process is to highlight areas of strength and areas for improvement, to promote positive board dynamics, and to identify target skill sets for potential future Board members.
Stockholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. Our bylaws include provisions related to the nomination of directors. To recommend or to nominate director candidates, Stockholders must follow all applicable laws, rules of the SEC and the Company’s governing instruments, including our bylaws. Below is a summary of the requirements contained in our bylaws, effective as of February 2, 2023:
(a)
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with (1) the notice procedures and other requirements set forth in our bylaws and (2) the requirements of Rule 14a-19 under the Exchange Act (or any amended or successor rule).

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also (i) include all other information required by Rule 14a-19 under the Exchange Act (or any amended or successor rule), and (ii) be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected.
If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws and/or applicable federal and state laws, or that the solicitation in support of such nominee was not made in compliance with Rule 14a-19 (or any amended or successor rule), then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.
In addition to the foregoing, a Stockholder shall also comply with (i) all applicable requirements of federal and state laws, including the requirements of the Exchange Act and the rules and regulations thereunder, and (ii) all governing documents of the Company, including the articles of incorporation and bylaws, with respect to the matters set forth herein.
Insider Trading Policy and Hedging Restrictions
The Board has adopted an insider trading policy. The provisions of this policy prohibit directors, officers and other employees of the Company and its subsidiaries from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, procedures have been established for setting blackout periods and permissible open trading windows, as well as advance notice of market transactions. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers, and designated key employees.
The policy also contains guidelines and requirements related to the establishment of Rule 10b5-1 trading plans, in accordance with the safe harbor requirements of Securities Exchange Act Rule 10b5-1.
The insider trading policy also expressly prohibits all officers, directors and employees of the Company and its subsidiaries from engaging in short sales of Company securities or engaging in any other type of transaction where they will earn a profit based on a decline in the Company’s stock price, or otherwise entering into any hedging or similar arrangement with respect to Company securities.
Code of Ethics
We have adopted a Code of Ethics that applies to all our employees, including our CEO, CFO and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.
Indemnification Agreements
Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Company, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of expenses incurred by the director or officer in the event that he or she was successful as to less than all of the claims in any proceeding; (ii) in a case where the Company is jointly liable with the director or officer, to the fullest extent permitted by law, the waiver by the Company of any right of contribution it may have against the director or officer; (iii) proportionate contribution by the Company of expenses incurred in the event the director or officer elects or is required to pay all or any portion of a judgment or settlement in any proceeding in which the Company is jointly liable; and (iv) to the fullest extent permitted by law, advancement of expenses incurred by or on behalf of the director or officer in connection with any proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification. We intend to enter into indemnification agreements with our future directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. Our General Counsel will promptly communicate such information to our Audit Committee, or another independent committee of our Board appointed to consider such transactions. No related person transaction will be entered into without the approval or ratification of our Audit Committee, another independent body of our Board, or the independent disinterested members of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
There were no new related person transactions involving the Company since the beginning of fiscal 2025, or any currently proposed transaction.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires directors, certain officers of the Company and owners of more than 10% of our outstanding common stock to file ownership reports with the SEC reflecting such person’s ownership of our common stock.
During the fiscal year ended September 27, 2025, the Company believes, based solely on a review of copies of the reports furnished to the Company and written representations to it that no other reports were required, that all Section 16 filing requirements have been met by the reporting persons.

DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below, as well as our director compensation programs.
Our named executive officers (the “Named Executive Officers” or “NEOs”) for our fiscal year ended September 27, 2025, include: John F. Wyskiel, our President and Chief Executive Officer (effective February 17, 2025); Philip Horlock, our former President and Chief Executive Officer (until close of business February 16, 2025); Razvan Radulescu, our Chief Financial Officer; and Ted Scartz, our Senior Vice President and General Counsel.
EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2025 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”), who were the sole executive officers of the Company in 2025:

John Wyskiel	President and Chief Executive Officer(1)
Razvan Radulescu	Chief Financial Officer
Ted Scartz	Senior Vice President and General Counsel
Philip Horlock	Former President and Chief Executive Officer(2)

(1)	The Board appointed Mr. Wyskiel to these positions on February 17, 2025.
(2)	Mr. Horlock stepped down from his position effective close of business on February 16, 2025. He remained a member of the Board of Directors throughout Fiscal Year 2025.
QUICK CD&A REFERENCE GUIDE

Executive Summary	Section I
Compensation Philosophy	Section II
Compensation Determination Process	Section III
Compensation Program Components	Section IV
Additional Compensation Policies and Practices	Section V

I. EXECUTIVE SUMMARY
OVERVIEW
The primary objectives of our executive compensation program are to:
•	Link pay to performance over both the short and long terms;
•	Align executive officers’ interests with those of Blue Bird and our Stockholders over the long term, generally through the use of equity as a significant component;
•	Provide market compensation to attract, motivate and retain executive talent; and
•	Establish components of the program that are consistent with our business strategy and objectives.
In light of these objectives, our compensation plans are designed to reward our executive officers for generating performance that achieves Company goals, and for increasing Stockholder returns. When we fall short of achieving Company goals, our executive officers’ compensation reflects that performance accordingly.
CHIEF EXECUTIVE OFFICER TRANSITION
Effective February 17, 2025, our Board appointed John Wyskiel as our President and Chief Executive Officer and as a member of our Board of Directors, succeeding Philip Horlock. Mr. Wyskiel, age 61, is an automotive industry veteran who brings more than 35 years of experience in manufacturing leadership, operational excellence and global supply chain management, for the last 20 years with Magna International, a global automotive supplier based in Ontario, where he most recently served as President of Magna Seating. In connection with this transition, Mr. Horlock resigned from his position on February 16, 2025, but continued to serve as a director of the Company through December 24, 2025. See the “Compensation Related to Leadership Transition” section of this CD&A below for additional information.
FISCAL 2025 SELECT BUSINESS RESULTS
The Company generated strong performance in fiscal 2025, largely due to improving operations, navigating tariffs, and increasing sales of alternative-powered buses.
Net Sales
Net sales were $1,480.1 million for fiscal 2025, an increase of $132.9 million, or 9.9%, compared to $1,347.2 million for fiscal 2024. The increase in net sales is primarily due to an increase in Bus unit bookings, Bus customer and product mix changes and cumulative Bus price increases, including increases that were intended to mitigate the impact of increased procurement costs for certain of our imported inventory as a result of the imposition of tariffs during the second half of fiscal 2025, which were partially offset by a small decrease in Parts sales.
Operating Profit
Operating profit was $167.2 million for fiscal 2025, an increase of $27.8 million, or 20.0%, compared to $139.3 million for fiscal 2024.
Net Income
Net income was $127.7 million for fiscal 2025, a $22.2 million increase from the same period in the prior year.
Adjusted EBITDA
Adjusted EBITDA was $221.3 million, or 15.0% of net sales, for fiscal 2025, an increase of $38.4 million, or 21.0%, compared to $182.9 million, or 13.6% of net sales, for fiscal 2024.
NOTABLE ASPECTS OF OUR FISCAL 2025 EXECUTIVE COMPENSATION PROGRAM
Base Salaries
The Compensation Committee of our Board made adjustments to annual base salaries for our NEOs to maintain market competitive pay.
Management Incentive Plan
Our annual cash incentive plan is comprised of Company performance metrics.
For the financial component (70% of the annual incentive opportunity), the performance metric was Adjusted EBITDA.
The Committee used an Adjusted EBITDA measure in order to focus executive officers on the critical strategic priority of achieving and improving operating profitability. The Committee set the target at a level that it believed to be challenging and rigorous. Specifically, the Committee set the target for Adjusted EBITDA at a level essential equivalent to the previous record-setting year’s performance, in spite of notable headwinds that could have potentially had downward pressure on Adjusted EBITDA performance.
For fiscal 2025, Adjusted EBITDA increased by 21.0% to $221.3 million. The increase in Adjusted EBITDA is primarily the result of the $22.2 million increase in net income and the corresponding $10.7 million increase in income tax expense.
Based on these financial results, the Committee determined that Adjusted EBITDA was achieved at 200% of target, yielding a 200% payout level.
For the individual component, which represented 30% of the total opportunity, the targets, achievement and payouts of the NEOs varied, but were generally earned at a rating consistent with the awards made by the Committee.

Long-Term Incentives
Equity grants for our NEOs in fiscal year 2025 consisted of performance-based restricted stock units and time-based restricted stock units (“RSUs”). Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term Stockholder value. The Committee structures the long-term incentive opportunity to motivate executive officers, including our NEOs, to achieve multi-year strategic goals and deliver sustained long-term value to Stockholders, and to reward them for doing so.
SAY ON PAY VOTE
At the 2023 annual meeting of Stockholders (the most recent in our triennial cycle), our Stockholders approved the compensation of our NEOs on an advisory basis, with approximately 93.2% of the votes cast “For” such approval. The Committee interpreted Stockholder approval of the executive compensation program at such a level as indicating that a substantial majority of Stockholders view our executive compensation program, plan design, and governance as continuing to be well aligned with our Stockholders, their investor experience, and business outcomes.
We engage with Stockholders on an ongoing basis to gather their perspectives on all aspects of our business and industry. Through this Stockholder outreach, we believe we have established important feedback channels that serve as a valuable resource for ongoing input from our Stockholders.
II. COMPENSATION PHILOSOPHY
Pay-for-performance: Our program is designed to motivate our executive officers to achieve goals by closely linking their performance and the Company’s performance to the compensation they receive.
Alignment of executive officers’ interests with those of the Company and its Stockholders: A significant portion of our executive officers’ overall compensation is in the form of equity-based compensation. Using equity for long-term incentives creates strong alignment between the interests of executive officers and those of our Stockholders, as it provides executive officers with a common interest with Stockholders in stock price performance and it fosters an ownership culture among executive officers by making them Stockholders with a personal stake in the value they are being motivated to create.
Market competitive pay to attract and retain talent: We seek executive officers and managers to lead our business and carry out our strategy who have diverse experience, expertise, capabilities, and backgrounds. In recruiting our executive officers and determining competitive pay levels, we review the market median amounts and compensation structures of executive officers of the companies in our peer group and as shown in general industry surveys.
COMPENSATION PROGRAM GOVERNANCE
We assess the effectiveness of our executive compensation program from time to time and review risk mitigation and governance matters, which include maintaining the following best practices:

What We Do
✔	Pay for Performance	The majority of total executive compensation opportunity is variable and at-risk.
✔	Clawback	Incentive compensation is subject to clawback if we are required to restate our financials due to material non-compliance with a financial reporting requirement.
✔	Stock Ownership Guidelines	We have adopted guidelines for executive officers to maintain meaningful levels of stock ownership.
✔	Cap Bonus Payouts and Equity Grants	Our annual incentive plan and equity awards have upper limits on the amounts of cash and equity that may be earned.
What We Don’t Do
✘	No Repricing of Underwater Stock Options	Under our equity plan, we expressly prohibit repricing of stock options or exchanges of underwater stock options without Stockholder approval.
✘	No Excessive Perks	We do not provide large perquisites to executive officers.
✘	No Excise Tax Gross-Ups	We do not provide excise tax gross-ups on change-in-control payments.
✘	No Hedging or Pledging of Company Shares	We do not permit our executive officers and directors to pledge, margin or hedge their shares.

III. COMPENSATION DETERMINATION PROCESS
ROLE OF THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS (the “Committee”)
The Committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of the NEOs.
The Committee structures the executive compensation program to accomplish our articulated compensation objectives in light of the compensation philosophy described above.
In accordance with its charter, the Committee establishes total compensation for the CEO (generally at its November meeting). The Committee reviews and evaluates the performance of the CEO and develops base salary and incentive compensation recommendations. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Committee discusses and formulates the CEO compensation.
With the input of the CEO, the Committee also establishes the compensation for all the other executive officers. As part of this process, the CEO evaluates the market competitiveness of the various components of compensation and the performance of the other executive officers annually and makes recommendations to the Committee regarding the compensation of each executive officer. The CEO’s input is particularly important in connection with base salary adjustments and the determination of each executive officer’s individual goals under the annual incentive plan. The Committee gives significant weight to the CEO’s recommendations in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. Nevertheless, the Committee makes the ultimate determination regarding the compensation for the executive officers.
IV. COMPENSATION PROGRAM COMPONENTS
FISCAL 2025 COMPONENTS IN GENERAL
The Committee selected the components of compensation set forth in the chart below to achieve our executive compensation program objectives. The Committee regularly reviews all components of the program to verify that each executive officer’s total compensation is consistent with our compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy. Taking into consideration the fiscal 2025 grants of equity to the CEO and other NEOs, the majority of each executive officer’s compensation is variable and at-risk.
Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term Stockholder value. The Committee structured the fiscal 2025 long-term incentive opportunity with RSUs in order to motivate executive officers to achieve multi-year strategic goals and deliver sustained long-term value to Stockholders, and to reward them for doing so.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation. Determined based on each executive officer’s role, individual skills, experience, performance and external market value.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities
Variable cash compensation based on the level of achievement of pre-determined annual corporate and individual goals.

Annual cash incentives are capped at a maximum of 200% of each NEO’s target opportunity (subject to Committee discretion to increase to include additional performance-based bonus payments).

Performance against the corporate objectives must exceed a threshold level of
Annual cash incentive opportunities are designed to ensure that executive officers are motivated to achieve our annual goals; payout levels are generally determined based on actual financial results.

Element	Description	Additional Detail
performance in order to earn any credit toward a payout with respect to that goal.

Long-Term Incentives: Annual Equity-Based Compensation	Variable equity-based compensation. RSUs: Restricted stock units that are time-based or performance-based.
Designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to Stockholders, as well as to attract and retain executive officers.

Links with Stockholder value creation; aligns with Stockholders.

BASE SALARY
Base salaries provide fixed compensation to executive officers and help to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and vary among executive officers based on a variety of considerations, including skills, experience, achievements, and the competitive market for the position.
In fiscal 2025, the Committee adjusted the base salaries of the NEOs to maintain market competitive pay, as determined by reference to comparable positions at the peer group companies.

NEO	End of Fiscal 2025 Base Salary ($)
John Wyskiel	850,000
Razvan Radulescu	600,000
Ted Scartz	437,000
Philip Horlock[1]	1,000,000

From time to time, the Committee will consider base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries but may also include a change of role or responsibilities, recognition for achievements, contractual requirements, budgetary constraints, or market trends. The practice of the Company is to make base salary adjustments for NEOs in line with the annual merit adjustments for the rest of the salaried workforce. These adjustments are typically made on a calendar year basis rather than a fiscal year basis. For this reason, NEOs’ actual base salary paid for a fiscal year will be slightly less than the annual rate of pay at which the fiscal year was concluded, reflecting the first fiscal quarter being paid at the executive officer’s prior year base salary rate.
MANAGEMENT INCENTIVE PLAN
The annual Management Incentive Plan for executive officers is a cash-based plan that rewards NEOs for the achievement of key short-term objectives. The structure of the annual cash plan incentivizes NEOs to achieve annual financial and operational results that the Committee views as critical to the execution of our business strategy.
For the NEOs, the amount of the payout, if any, under the annual incentive plan is based on achievement against a financial measure and individual performance.
[1]	This reflects Mr. Horlock’s annual base salary at the me of his resignation from employment on February 16, 2025.

Target Opportunities
The Committee determines a target cash incentive opportunity for each NEO under the annual cash incentive plan by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. For fiscal 2025, the NEO target percentages were as follows:

NEO	Target Cash Incentive Opportunity (as a % of Base Salary)
John Wyskiel	125%
Razvan Radulescu	100%
Ted Scartz	50%
Philip Horlock	150%

Financial Measure
The amount of the payout, if any, under the Company measure component of the Annual Incentive Plan is based on our achievement against Adjusted EBITDA.
The Committee continued to use Adjusted EBITDA in fiscal 2025 in order to focus executive officers on the critical strategic priority of achieving and improving operating profitability. It is a clear, objective and straight-forward financial metric.
The Adjusted EBITDA metric also gives a clear line of sight into how achieving operating goals drives performance and generates rewards. The Committee believes that this non-GAAP measure is useful as an incentive compensation performance metric because it excludes various items that do not relate to or are not indicative of operating performance.
Adjusted EBITDA is defined for executive compensation purposes as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense within cost of goods sold or selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges such as (i) transaction related costs or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives.
For a reconciliation of net income to Adjusted EBITDA, see the section captioned “Consolidated Results of Operations for the fiscal years ended September 27, 2025 and September 28, 2024” in our Annual Report on Form 10-K for the fiscal year ended September 27, 2025.
The Non-GAAP measure Adjusted EBITDA should not be considered a substitute for net income or cash flows from continuing operations or other measures of profitability or liquidity determined in accordance with GAAP.
Target, Threshold and Maximum Performance Levels
The Committee set the target for Adjusted EBITDA at a level that it considered rigorous and challenging and that considered the relevant risks and opportunities of the Company’s business. In particular, the Committee reviewed our fiscal 2025 annual operating budget that resulted from our detailed budgeting process and evaluated various factors that might affect whether the budget targets could be achieved. Due to the record performance of the prior year, as well as the uncertainty of the change in Presidential administrations following the 2024 election cycle, the Committee determined that achieving a same or similar Adjusted EBITDA for fiscal 2025 would reflect a strong financial performance for the Company.
Considering these factors, the Committee set the fiscal 2025 target for Adjusted EBITDA at $180 million, equivalent to 98% of actual Adjusted EBITDA in fiscal 2024, and 163% of the original fiscal 2024 targeted Adjusted EBITDA.

The Committee also set the threshold and maximum performance levels for Adjusted EBITDA. For fiscal 2025, the Committee set a threshold at what it believed to be a high level of performance equating to approximately 56% of the target for Adjusted EBITDA. The Committee set the maximum level of performance equating to approximately 122% of target for Adjusted EBITDA, a level that required exceptionally strong performance and represented a significant challenge.
Payout Levels
Payout levels represent the amount to be paid to NEOs based on the level of actual performance relative to the goals. In order to motivate performance and underscore the importance of achieving, or closely approaching, the performance goals at this critical time in our development, the Committee set the payout at 0% for achievement below the threshold level of performance. For performance between the threshold level and the target level, the payout increases in a straight-line manner (for the Adjusted EBITDA metric) from 0% for threshold performance to 100% of the target opportunity for achieving target performance. For performance between the target level and the maximum level, the payout ranges from 100% of the target opportunity to 200% of the target opportunity, also with the payout for the financial metric increasing in a straight-line manner. Achievement above the maximum level is capped at the maximum Management Incentive Plan payout of 200% of target.
Fiscal 2025 Achievement for Company Measure
For fiscal 2025, the Company generated Adjusted EBITDA for executive compensation purposes of $221 million, which exceeded the maximum level of performance for the Adjusted EBITDA metric.
The table below sets forth the fiscal 2025 Company Measure and the Company’s achievement against this goal in fiscal 2025.

	Company Measure
Financial Performance Metric	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Result ($ in millions)
Adjusted EBITDA	100	180	220	221
Payout Percentage (as a % of target payout)	0%	100%	200%	200%

Individual Measures
The Committee also established individual measures under the Management Incentive Plan, which represent 30% of the annual incentive target opportunity. The individual measures for each of the NEOs were designed to align with the Company’s strategic and operating initiatives. NEOs are eligible to receive anywhere between 0% - 200% of target for this portion of the award, based on performance against individual goals.
The Committee determined that each NEO’s individual performance merited additional compensation based upon the following, among other, performance accomplishments:
John Wyskiel – Mr. Wyskiel achieved notable success in guiding the Company to record financial performance while managing a change in CEO leadership and navigating significant federal policy changes impacting the Company following the change in Presidential administrations.
Razvan Radulescu – Mr. Radulescu’s leadership in managing the Company’s integration and absorption of various tariff implementations enabled the Company to maintain and achieve record financial performance, despite notable pricing uncertainty.
Ted Scartz – Mr. Scartz provided significant value in maintaining positive governmental relations and support for existing programs and grants and bridging support across various and changing political landscapes on federal, state, and local levels.
Payout Determination
As described above, the Committee verifies achievement relative to the target for the financial measure and the individual measures to determine the respective performance levels. The Committee then adds the amounts for the two portions together, plus any other individualized adjustments based upon the CEO’s and/or the Committee’s overall assessment of the individual’s performance for the fiscal year, to determine the total fiscal 2025 Management Incentive Plan payout for each NEO. The Committee has ultimate authority to approve the final payouts, but it traditionally presents the determination of the annual incentive plan payout amounts to the Board for its review.
The total payout under our Management Incentive Plan for each NEO for fiscal 2025 is reflected in the table below.

NEO	Base Salary ($)	Target Incentive (%)	Target Incentive ($)	Company Measure Payout Percentage (%)	Individual Measure Payout Percentage (%)	Total Payout Amount ($)
John Wyskiel	850,000	125%	1,062,500	200%	123%	1,306,875(1)
Razvan Radulescu	600,000	100%	600,000	200%	240%	1,440,000
Ted Scartz	437,000	50%	218,500	200%	270%	598,100(2)
Philip Horlock	1,000,000	150%	270,400	200%	200%	1,500,000(1)

(1)
Pursuant to the terms of his offer letter, Mr. Wyskiel received a pro rata portion of the annual cash incentive commensurate with the time served as CEO. Pursuant to the terms of his departure, Mr. Horlock received a six-month pro rata portion of the annual cash incentive reflective of the time served as CEO during the fiscal year.

(2)
In addition to a calculated MIP payout of 230% and pursuant to a special award for performance and recognition of market targets for his position, the Committee approved an additional cash bonus to Mr. Scartz of $30,000.

LONG-TERM INCENTIVES
The third and largest component of the executive compensation program is long-term equity incentives. Long-term equity incentive awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term Stockholder value. The Committee has designed the long-term incentive opportunity to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to Stockholders. The long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our Stockholders. Long-term equity incentives also promote retention, because generally executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making them Stockholders with a personal stake in the value they are intended to create.
Target Opportunities
As a first step, the Committee takes the individual NEO’s base salary and multiplies it by the individual’s target incentive percentage. For fiscal 2025, the target percentages were as follows:

NEO	Target Long-Term Incentive Opportunity (as a % of Base Salary)
John Wyskiel	250%
Razvan Radulescu	100%
Ted Scartz	50%
Philip Horlock	175%

The Committee then looks at what level of performance the Company achieved for the fiscal year under the fiscal 2025 Management Incentive Plan.
For fiscal 2025, if the Company achieved the target level of performance, then the Committee applied a multiplier of 150% to the first-step dollar value of the long-term incentive equity opportunity (except for Mr. Wyskiel’s awards, as explained below).
The Committee then takes this final dollar value and divides it by the grant price, which is equal to the grant date closing price.
This total number of RSUs is then allocated, with one-third allocated to purely time-based RSUs that vest ratably over a three-year period, and two-thirds allocated to RSUs that are subject to a performance condition, namely whether the Company achieves the target level of Adjusted EBITDA for the year.

Of the RSUs subject to the performance condition, for each fiscal year of the fiscal 2026-2028 performance period, one-third of such amount of RSUs is subject to the Company achieving the target level of Adjusted EBITDA for that fiscal year. If the Company achieves the target Adjusted EBITDA for the fiscal year, then the one-third of the performance-based RSUs (the portion allocated for that year) vests. If the Company does not achieve the target Adjusted EBITDA for the fiscal year, then the performance-based RSUs allocated to such year is forfeited.
For Mr. Wyskiel’s awards, the RSUs were split one-half performance based and one-half time-based, consistent with his employment agreement. In future years, Mr. Wyskiel’s RSUs will be calculated in the same manner as other awards under the program unless otherwise determined by the Committee.
Fiscal 2025 Grants

NEO	Target Value ($)	Performance- Based RSUs (#)	Time-Based RSUs (#)
John Wyskiel	1,301,854(1)	18,791	18,791
Razvan Radulescu	772,500	12,406	6,110
Ted Scartz	315,000	5,059	2,492

(1)	The Board appointed Mr. Wyskiel as CEO on February 17, 2025, part way through the fiscal year. As such, the target value was pro rata for the portion of the year served.
The Committee intends to make grants of long-term incentive awards annually and might also grant long-term incentive awards when an individual is promoted to a senior executive position to recognize the increase in the scope of his or her role and responsibilities.
From time to time, the Committee might make special awards to recognize major accomplishments, or selective awards in situations involving a leadership transition. The Committee might also make grants to newly hired executive officers.
COMPENSATION IN CONNECTION WITH CEO TRANSITION
New CEO Compensation
We provided an offer letter to Mr. Wyskiel in connection with his appointment as our CEO. Under the employment agreement, Mr. Wyskiel’s compensation consists of regular ongoing components and sign-on components.
Pursuant to his employment agreement, Mr. Wyskiel’s regular ongoing compensation components consist of:
•	fiscal 2025 base salary of $850,000 (pro rata for the portion of the year served);
•	fiscal 2025 Management Incentive Plan opportunity of 125% (pro rata for the portion of the year served)
•
fiscal 2025 long-term equity incentive equity grant with a target value of 250% of base salary (pro rata for the portion of the year served) granted in the form of RSUs. Based upon the LTIP approved for Fiscal 2025, upon achievement of Annual Operating Plan (“AOP”) targets, his LTIP would pay at a value of 100% of target, 50% of which shall be time vested RSUs and 50% of which shall be performance based RSUs.

Mr. Wyskiel’s base salary was set in connection with his hiring and the related arm’s length negotiations, and the Compensation Committee and the Board considered peer group data, role and responsibilities, recognition for achievements, contractual requirements, budgetary constraints, and market trends. In setting Mr. Wyskiel’s base compensation, the Compensation Committee and the Board set his base salary below that of his predecessor in consideration of this being his first role as CEO of a public company, among other factors.
The sign-on compensation components consisted of:
•	a one-time cash payment of $250,000;
•
an RSU grant valued at $2.25 million vesting in three equal tranches on December 2, 2025, December 1, 2026, and November 30, 2027, subject to Mr. Wyskiel’s continued employment through each vesting date; and

•
relocation and personal travel expense reimbursement in the form of a one-time cash payment of $100,000 (grossed up to cover any applicable taxes associated therewith), and temporary housing as needed for a period up to twelve months from his date of employment.

In the event the Company terminates Mr. Wyskiel’s employment without cause, he will receive severance compensation in the form of continued payment of his Base Salary for a period of 12 months following the termination date (the “Severance Period”), plus an amount equal to an additional annual MIP bonus at 100% of target, and reimbursement of the cost of continuing coverage of group health insurance under COBRA for a period up to 12 months; provided, however, that the Severance Period shall be extended to 24 months in the event his employment is terminated without cause within 6 months preceding or 12 months following a change in control.
All compensation arrangements with Mr. Wyskiel are subject to any recoupment, clawback, or similar Company polices in effect from time to time, as well as any similar provisions of applicable law. Mr. Wyskiel is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 12 months following termination of employment.
Upon notice of termination without cause any time prior to December 1, 2026, and not in the course of a change in control event, all RSUs of the first tranche and second tranche, described above, shall immediately vest upon such termination. Upon notice of termination without cause any time after December 1, 2026 but before November 30, 2027, and not in the course of a change in control event, all RSUs of the third tranche shall be forfeited.
Former CEO Compensation
To facilitate a smooth and effective CEO transition, and in recognition of his many years leading our Company as well as his service in returning to the CEO role on an interim basis, we made certain arrangements with Mr. Horlock, our outgoing CEO. His employment continued until close of business on February 16, 2025. Mr. Horlock did not receive severance pay associated with his transition from the CEO role. The Committee determined that, with respect to the fiscal 2025 Management Incentive Plan, Mr. Horlock was entitled to receive a payout based on the actual Company performance for the year, pro rata (50%) for the portion of the year during which he served. The amount was delivered at the same time as it was delivered to other continuing participants. In addition, outstanding grants of RSUs, both performance-based and time-based, vested, with performance-based RSUs vested at the target level.
POST-EMPLOYMENT COMPENSATION
Qualified Retirement Plan
We offer the Blue Bird Employee Retirement Savings Plan, a tax-qualified 401(k) defined contribution plan (the “Qualified Savings Plan”) covering substantially all of our U.S. employees, including our NEOs. Eligible employees may make voluntary pre-tax contributions to the Qualified Savings Plan and are eligible for matching company contributions. The Qualified Savings Plan also permits discretionary Company contributions. All contributions to the Qualified Savings Plan are subject to certain limitations under the Internal Revenue Code.
Severance Arrangements
We have written employment agreements with each of our continuing NEOs that include severance provisions which provide for the payment of severance pay and benefits in the event of an executive’s termination of employment by us without cause (other than in connection with a change in control of the Company or as a result of death, disability or normal retirement). In general, with respect to severance benefits, upon a termination without cause, an NEO retains vested benefits and will receive 12 months of base salary severance payable over the course of the following 12 months following termination and COBRA coverage. As a condition to receiving any severance pay or benefits, the NEO must execute a release of claims in favor of the Company, and is subject to non-solicitation, non-competition and confidentiality obligations.
See “Potential Payments upon a Termination or Change in Control,” which describes the payments to which the participating NEOs may be entitled under the severance provisions.
Change In Control Arrangements
The Committee believes that the long-term interests of Stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The written employment agreements with each of our continuing NEOs provide certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event that also results in the executive’s termination of employment under certain specified circumstances within six months prior or 12 months following the event, in which case the cash severance amount is 24 months of base salary.

In addition, under the terms of our equity awards, if a change in control occurs and those awards are not assumed or continued by the successor or surviving corporation, the unvested portion of any outstanding awards will generally vest and become exercisable as applicable. In addition, participating NEOs are entitled to receive compensation under the CIC Plan described later in this document.
See “Potential Payments upon a Termination or Change in Control,” below for further information.
Health and Welfare Benefits
We offer broad-based medical, dental, vision, life, and disability plans to all of our employees.
Perquisites
We do not generally provide our executive officers, including the NEOs, with perquisites or other personal benefits.
We do not provide excise tax “gross-ups” to any of our executive officers (except in the instance described above related to Mr. Wyskiel’s hiring).
V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES
CLAWBACK POLICY
We have implemented a Clawback Policy, a Dodd-Frank Act-compliant clawback policy, as required by SEC rules. This Policy requires the Company to recoup any erroneously awarded compensation resulting from certain accounting restatements. If the Company is required to prepare an accounting restatement because of either (i) the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, then all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on the restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company.
In the event of an executive officer’s failure to repay any erroneously awarded compensation due under the clawback policy, the Company would enforce the clawback policy and pursue other remedies to the fullest extent permitted by law, unless certain conditions are met and the Committee determines that recovery would be impracticable.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
We believe that Blue Bird and our Stockholders are best served when executive officers manage the business with a long-term perspective. As such, we have implemented executive stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and our Stockholders, to reinforce executive officers’ commitment to us and to demonstrate our commitment to sound corporate governance.

Position	Multiple of Base Salary
Chief Executive Officer	2x
Other Executive Officers	2x

ANTI-HEDGING AND ANTI-PLEDGING POLICY
Our Insider Trading Policy prohibits directors, officers and other employees from engaging in derivatives securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of our securities and the risks associated with holding our shares. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than share options and other compensatory equity awards issued by us), as well holding our shares in margin accounts. Additionally, our Insider Trading Policy prohibits pledging Company securities as collateral for a loan.
ACCOUNTING AND TAX CONSIDERATIONS
When appropriate, the Committee takes into consideration the accounting and tax treatment of the compensation and benefit arrangements for our NEOs. These considerations are in addition to those described above that were material to the pay decisions for the most recent fiscal year.
EQUITY GRANTING POLICY FOR EXECUTIVE OFFICERS
We typically grant our annual equity awards following the Committee’s fourth quarter meeting (held in the first quarter of the following fiscal year) and grants to any newly-hired or promoted executives are typically made on the date of hire or promotion. We do not currently grant stock options or similar stock appreciation awards as part of our equity compensation program. Accordingly, during the fiscal year ended September 27, 2025, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. If stock options were to be granted in the future, the Committee would endeavor to avoid granting such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

COMPENSATION COMMITTEE REPORT
This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.
The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement.
The preceding report has been furnished by the following members of the Committee:
Kevin Penn, Chairman
Douglas Grimm
Simon J. Newman

FISCAL 2025 DIRECTOR COMPENSATION
The following table sets forth the compensation paid to each person who served as a director of the Company at any time during fiscal 2025. Our current CEO, Mr. Wyskiel, receives no additional compensation for his service as a director. Our directors do not receive stock option awards, non-equity incentive plan compensation or nonqualified deferred compensation earnings, and therefore those categories are omitted in the table below.

Fiscal 2025 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards ($)[1]	All Other Compensation	Total ($)
Mark Blaufuss	$105,000	$134,980	—	$239,980
Julie Fream	$99,375	$134,980	—	$234,355
Douglas Grimm, Chairman	$151,875	$184,968	—	$336,843
Edward T. Hightower[2]	$86,250	$134,980	—	$221,230
Philip Horlock[3]	—	—	—	—
Simon J. Newman	$86,250	$134,980	—	$221,230
Kevin Penn	$99,375	$134,980	—	$234,355
Dan Thau	$86,250	$134,980		$221,230
John F. Wyskiel	—	—	—	—

(1)
The amounts in this column are the aggregate grant date fair values of each respective RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on November 24, 2025, for the relevant assumptions used to determine the valuation of our equity awards.

(2)	Mr. Hightower joined the Board on October 23, 2024.
(3)
Mr. Horlock stepped down from the President and CEO position effective at the close of business on February 16, 2025. All of Mr. Horlock’s compensation is included in the Named Executive Officer Summary Compensation Table below, as he served as CEO for a portion of fiscal 2025.

Each of our independent directors receives an annual award of RSUs, which awards are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards, currently twelve (12) months after the grant date. The settlement date for the RSUs awarded prior to implementation of the Director Stock Ownership Guidelines for fiscal 2025 was the earlier of the date when the director’s service terminates, or consummation of a change in control of the Company. Beginning in fiscal 2025, RSUs awarded for regular service on the board now settle on the vesting date.
Effective in the second quarter of fiscal 2025, our directors, excluding the Chairman, receive a quarterly cash payment of $22,500 for service as a director ($90,000 annually). Committee chairs receive an additional annual $15,000 fee, except the Audit Committee Chair, who receives an additional annual $20,000 fee reflecting incremental responsibilities and workload. Effective in the second quarter of fiscal 2025, the Chairman of the Board receives a quarterly cash payment of $41,250 ($165,000 annually) reflecting his incremental responsibilities and workload. Also, for fiscal 2025, the Board increased the annual equity award of RSUs to $135,000 in value for each director, to be awarded on April 1 of each fiscal year and vesting on April 1 of the following fiscal year. On January 20, 2025, the Compensation Committee approved a special RSU award to Douglas Grimm as bonus compensation commensurate with his election as Chairman equal to 1,518 RSUs, valued at $49,988.

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by or paid to our Named Executive Officers for fiscal year 2025, fiscal year 2024 and fiscal year 2023:

Name and Principle position	Fiscal year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
John Wyskiel, Director, President and Chief Executive Officer(4)	2025	524,712	250,000	1,176,374	—	1,306,875	—	174,303	3,432,264

Philip Horlock, Former President and Chief Executive Officer(5)	2025	420,513	—	4,588,447	—	1,500,000	—	58,655	6,567,615
	2024	1,000,000	1,501,500	583,350	—	1,500,000	—	198,935	4,783,785
	2023	378,846	—	1,991,991	—	1,500,000	—	585,324	4,456,161

Razvan Radulescu, Chief Financial Officer(6)	2025	574,821	—	686,745	139,961	1,440,000	—	13,125	2,854,652
	2024	511,250	86,250	525,106	128,226	572,063	—	240,207	2,063,102
	2023	479,375	—	1,293,513	69,547	740,813	—	15,383	2,598,631

Ted Scartz, SVP and General Counsel	2025	428,758	30,000	242,508	118,186	568,100	—	11,462	1,399,014
	2024	357,875	1,500	164,644	69,430	313,320	—	75,686	982,455
	2023	309,125	—	795,007	37,601	384,640	—	73,858	1,600,231

(1)
In July 2023, the Company determined to reinstate payments to salaried employees who had received a temporary salary reduction for the second half of calendar year 2022. Those payments for Messrs. Radulescu and Scartz are reflected in the regular Salary column of the Summary Compensation Table.

(2)
The Named Executive Officers have been awarded RSUs and stock option awards under the 2015 Omnibus Equity Incentive Plan. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 25, 2025, for the relevant assumptions used to determine the valuation of our equity awards. For fiscal 2023, 2024, and 2025, annual LTIP stock awards vest on the December anniversaries of the award date over a three year period (for years in which an executive started in the middle of the year, that executive’s awards will be accelerated to begin vesting in the December following commencement of employment rather than on an anniversary of the award), a) certain of the stock and option awards vest in three annual tranches based strictly upon the passage of time with no performance targets required to be achieved each year, and b) certain of the stock and option awards vest in three annual tranches and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), as described above under “Annual Management Incentive Plan (“MIP”)”. Some of the executive stock awards reflect sign-on awards and have vesting schedules over a period of years but may have different vesting months based upon when the award was made. The 2023 2x salary retention award, which was received by Messrs. Horlock, Radulescu, and Scartz, vested in July 2025 for Messrs. Radulescu and Scartz, and was part of the accelerated equity vesting the Committee awarded to Mr. Horlock upon his retirement from employment with the Company in February 2025.

(3)
Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP cash bonus. Amounts shown in the table, if any, are typically paid in the first quarter of the subsequent fiscal year based on the prior fiscal year’s performance. See “Annual Management Incentive Plan (“MIP”)” for a description of this plan. For fiscal 2023, 50% of the MIP award at 100% of target was paid in July 2023 based upon the Company’s year to date performance at that time, with the balance paid in December 2023 based upon the final Company performance. Because he re-joined the Company as CEO mid-fiscal year, the Board established a target MIP payout for Mr. Horlock for fiscal 2023 prorated for six months’ service.

(4)	Mr. Wyskiel joined the Company as President and CEO effective February 17, 2025.
(5)
In December 2021, Mr. Horlock entered into a consulting agreement with the Company for one year for a total of $800,000; one half was paid in fiscal 2022, and the other half was paid in fiscal 2023. While he was a non-employee Director and party to the Consulting Agreement, Mr. Horlock did not receive any cash compensation for service on the Board. Mr. Horlock remained on the Board as a Director and was reappointed CEO in May 2023. Mr. Horlock stepped down from the President and CEO position on February 16, 2025. Compensation paid to Mr. Horlock solely in his role as a non-employee Director is included in this table under “All other compensation.”

(6)	Mr. Radulescu’s Non-equity incentive plan compensation payout for fiscal 2023 was calculated according to his prior MIP percentages (75% of salary upon achievement of 100% target).

“Bonus” and “All other compensation” is comprised of the following for each of the Named Executive Officers:
•
For Mr. Wyskiel: $1,651 (2025) for premiums for disability and life insurance paid by us for Mr. Wyskiel’s benefit; $100,000 (2025) for relocation and corporate housing expenses; $62,152 (2025) as travel allowances; and $10,500 (2025) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Wyskiel to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Wyskiel to that plan; and $250,000 (2025) as a signing bonus for his employment contract executed in February 2025.

•
For Mr. Horlock:$52,500 (2025) as payment for service as a non-employee director following his retirement as President & CEO; $400,000 (2023) pursuant to the consulting agreement described in more detail below; $255 (2025), $2,027 (2024), and $115 (2023) for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit; $180,000 (2024), and $60,000 (2023) as travel allowances; $125,209 (2023) for corporate housing and/or relocation expenses; $5,900 (2025), $16,908 (2024) and $7,375 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan; and (2024) $1,500,000 as a signing bonus for his employment contract executed in January 2024, plus $1,500 as a Company-wide holiday bonus in December 2023.

•
For Mr. Radulescu: $2,625(2025), $6,909 (2024) and $5,233 (2023) for premiums for disability and life insurance paid by us for Mr. Radulescu’s benefit; $222,948 (2024) and $250 (2023) for relocation and corporate housing and expenses; $10,500 (2025), $10,350 (2024) and $9,900 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Radulescu to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Radulescu to that plan; and (2024) $84,750 as a signing bonus for his employment contract executed in January 2024, plus $1,500 as a Company-wide holiday bonus in December 2023.

•
For Mr. Scartz: $30,000 (2025) as an additional merit bonus due to performance; $2,625 (2025), $8,278 (2024) and $3,772 (2023) for premiums for disability and life insurance paid by us for Mr. Scartz’s benefit; $56,673 (2024) and $63,186 (2023) for relocation and corporate housing expenses; $8,837 (2025), $10,736 (2024) and $6,900 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Scartz to match a pre-tax deferral contribution made by Mr. Scartz to that plan; and (2024) $1,500 as a Company-wide holiday bonus in December 2023.

Omnibus Equity Incentive Plan
Under our Omnibus Equity Incentive Plan (the “Incentive Plan”), the Committee currently may grant an aggregate of 5,200,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. We are submitting a proposal at the Annual Meeting to amend and restate the Incentive Plan, including an increase in the maximum number of shares available for future awards under the plan. See Proposal Two elsewhere herein.
In our fiscal year 2025, we granted an aggregate of 34,310 RSUs to our non-employee Board members and an aggregate of 169,256 RSUs to management employees in conjunction with our annual LTI awards program. We also granted an aggregate of 102,535 RSUs to Mr. Wyskiel as required by the terms of his employment agreement as previously discussed above. Historically, the RSU and option awards to our management employees vested annually over a three-year period, with a portion of such vesting based upon the achievement of the performance criteria under the MIP, subject to a maximum forfeiture of 50% (for fiscal years 2024 and prior) and 33% (for fiscal year 2025) for failure to achieve performance targets and subject to any discretionary adjustments by our Compensation Committee. Beginning with RSUs awarded in December 2025, for fiscal 2026, RSUs will be split 40% and 60% between time-based vesting and performance-based vesting, respectively. The time-based RSUs will vest equally over a three-year period. The performance-based RSUs will be “cliff vesting,” meaning they will all vest on the third anniversary of the award of the RSUs based upon the achievement of the performance criteria under the MIP, subject to any discretionary adjustments by our Compensation Committee. In fiscal 2023 (May 31, 2023), the Committee approved a one-time special recognition and retention RSU award to the senior management team in an amount equal to two times (2X) base salary, which would vest upon the earlier to occur of July 1, 2025, or a change in control, and therefore vested on July 1, 2025.

Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percentage of earnings, not to exceed the statutory maximum. Blue Bird has historically made matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit-sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Executive Employment Agreements and Other Arrangements with Named Executive Officers
John Wyskiel. Employment Agreement. Effective February 17, 2025, Mr. Wyskiel entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company. Mr. Wyskiel serves as President and CEO of the Company and serves as a Director of the Company. The term of the agreement is one year from the effective date with automatic renewals for successive 12-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Wyskiel’s annual base salary is $850,000 annually (prorated for partial year), and he is eligible to participate in the MIP at a target of 125% of his base salary (prorated for fiscal 2025). Mr. Wyskiel’s LTI award target will be equal to 250% of his base salary (prorated for fiscal 2025), granted in the form of RSUs that will be eligible to vest over a three-year period on subsequent anniversary dates of the grant date and subject to his continued employment as of each such anniversary date. Based upon the MIP approved for fiscal 2025, upon achievement of Annual Operating Plan (“AOP”) targets, his LTI award will pay out at 100% of target, 50% of which shall be time vested restricted stock units and 50% of which shall be performance based restricted stock units.
Sign-on Compensation Package. Also included in the terms of his employment agreement, as part of his sign-on compensation package, Mr. Wyskiel received a one-time cash payment in the amount of $250,000. He also received an RSU grant, vesting in three tranches, at a total value of $2,250,000 (based upon the Company’s closing stock price on the first trading day of his employment). Except as otherwise provided in the Company’s Change in Control Plan (described elsewhere herein), this award shall vest 33% on December 2, 2025 (the “First Tranche”), 33% on December 1, 2026 (the “Second Tranche”), and 34% on November 30, 2027 (the “Third Tranche”), subject to his continued employment through each such vesting date and subject to the terms of an award agreement related to the award. However, upon notice of termination without cause any time prior to December 1, 2026, and not in the course of a Change-in-Control event, all RSUs of the First Tranche and Second Tranche shall immediately vest upon such termination. Upon notice of termination without cause any time after December 1, 2026, but before November 30, 2027, and not in the course of a Change-in-Control event, all RSUs of the Third Tranche shall be forfeited.
The Company provided relocation and personal travel expenses to aid Mr. Wyskiel’s relocation to the Macon, Georgia area in the form of a one-time cash payment of $100,000 (grossed up to cover any applicable taxes associated therewith), and temporary housing as needed for a period up to twelve months from the date of employment. During his employment the Company will obtain and maintain, at its sole cost and expense standard director and officer liability insurance coverage, personal life and disability insurance in an amount no less than three times his annual base salary, and will pay tax preparation expenses not to exceed $25,000 annually. Beginning January 1, 2026, Mr. Wyskiel’s base salary is $867,000 per year.
Severance. In the event the Company terminates Mr. Wyskiel’s employment without cause he will receive severance compensation in the form of continued payment of his Base Salary for a period of 12 months following the termination date (the “Severance Period”), plus an amount equal to the annual target MIP bonus at 100% of target, and reimbursement of the cost of continuance coverage of group health coverage under COBRA for a period up to 12 months, provided, however, that the Severance Period shall be extended to 24 months in the event that employment is terminated without cause within 6 months preceding or 12 months following a Change of Control.
All compensation arrangements with Mr. Wyskiel are subject to any recoupment, clawback, or similar polices in effect from time to time, as well as any similar provisions of applicable law. Mr. Wyskiel is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 12 months following termination of employment.
Philip Horlock. Transition Agreement and Consulting Agreement. Mr. Horlock entered into a Transition Agreement with the Company, dated June 21, 2021, which included a related Consulting Agreement, which agreements superseded any other compensation agreements between Mr. Horlock and the Company, including Mr. Horlock’s prior

Employment Agreement (originally executed in 2011). Mr. Horlock resigned from the office of President on July 1, 2021 and resigned from the office of CEO on October 31, 2021. Mr. Horlock continued employment with the Company as Senior Advisor through December 31, 2021 at the same $800,000 base salary amount.
Pursuant to the Consulting Agreement, which commenced on January 1, 2022, Mr. Horlock was entitled to cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage) and was to provide substantial consulting services to the Company as requested by the Board of Directors or the CEO. The term of the Consulting Agreement was one year, ending on December 31, 2022. However, on June 6, 2022, the Consulting Agreement was amended by agreement of the parties to suspend consulting services and payments for six months effective June 30, 2022, and to re-commence the consulting services and payments beginning January 1, 2023 through June 30, 2023. Mr. Horlock was paid in full under the Consulting Agreement and was re-appointed CEO effective May 14, 2023.
New Employment Agreement. On January 26, 2024, Mr. Horlock entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of May 15, 2023. The term of the agreement was one year from the effective date with automatic renewals for successive six-month periods unless either party gives 30 days’ advance written notice electing not to extend the term. Mr. Horlock served as Chief Executive Officer, with an annual base salary of $1,000,000, was eligible to participate in the MIP at the target level of 150% of his base salary, was entitled to reimbursement for business related expenses, a $15,000 monthly travel stipend for personal travel, and a single payment of $75,000 to offset moving expenses related to housing in Macon, GA. Mr. Horlock was also paid a signing bonus in the amount of $1,500,000 upon signing the new employment agreement. As previously reported, Mr. Horlock was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($2,000,000), the vesting of which was accelerated to coincide with his retirement as President and CEO in February 2025. Mr. Horlock was entitled to participate in our employee benefit plans available to senior executives. Mr. Horlock was not entitled to any severance benefits in the event of termination of his employment. Mr. Horlock is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment. Mr. Horlock’s employment terminated on February 16, 2025, when Mr. Wyskiel succeeded him as President and CEO.
Razvan Radulescu. Original Offer Letter and Severance Agreement. Mr. Radulescu’s Offer Letter from the Company, dated September 1, 2021, served as the basis of his employment as CFO, which commenced on October 1, 2021 at an annual base salary of $450,000. Mr. Radulescu was eligible to receive an annual bonus under the MIP at a target amount of 75% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 75% RSUs and 25% stock option awards for the CFO) also at a target amount of 75% of his annual base salary, beginning with the fiscal year 2022 awards. Mr. Radulescu was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Radulescu received a one-time cash payment of $100,000, which was subject to a clawback by the Company if he resigned on or before September 30, 2023 without Company approval. Mr. Radulescu also received temporary corporate housing for six months, payment of moving expenses for relocation to the Macon, GA area and a one-time payment of $75,000 to offset relocation expenses not otherwise reimbursed. Pursuant to a related Severance Agreement with Mr. Radulescu, if Mr. Radulescu’s employment was terminated without cause, he was entitled to 12 months continuation of salary payments and up to 12 months reimbursement for COBRA coverage premiums, subject to certain conditions and compliance with his restrictive covenants.
New Employment Agreement. On January 26, 2024, Mr. Radulescu entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of October 1, 2023. The term of the agreement was one year from the effective date and automatically renews for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Radulescu shall serve as CFO, will receive an annual base salary of $500,000 as of October 1, 2023, increasing to $515,000 as of January 1, 2024, and is eligible to participate in the MIP at the target level of 100% of his base salary beginning with fiscal 2024, and is entitled to reimbursement for business related expenses. Mr. Radulescu was also paid a signing bonus in the amount of $84,750, upon signing the new employment agreement. As previously reported, Mr. Radulescu was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($1,000,000), which vested on July 1, 2025 in accordance with the terms of the award. Mr. Radulescu is entitled to participate in our employee benefit plans available to senior executives. On January 28, 2025, Mr. Radulescu’s base salary was increased to $600,000, and effective January 1, 2026, his base salary is $624,000.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Radulescu is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment is terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Radulescu is terminated without cause within six months preceding or 12 months following a change in control, Mr. Radulescu will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Radulescu is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.
Ted Scartz. Original Offer Letter. Mr. Scartz’s Offer Letter from the Company, dated April 18, 2022, served as the basis of his employment as Senior Vice President and General Counsel, which commenced on May 9, 2022, at an annual base salary of $285,000. Mr. Scartz was eligible to receive an annual bonus under the MIP at a target amount of 50% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 50% RSUs and 50% stock option awards for Senior Vice Presidents) also at a target amount of 50% of his annual base salary. Mr. Scartz was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Scartz received a one-time cash payment of $75,000, which was subject to a clawback by the Company if he resigned within one year of his start date without Company approval, and a one-time award of RSUs equal to 100% of his annual base salary, which will vest in four equal annual tranches commencing on July 1, 2022 subject to his continued employment. Mr. Scartz was also entitled to relocation/temporary corporate housing benefits through November 2023, subject to certain repayment requirements. In connection with his employment, Mr. Scartz also executed a Protective Covenants Agreement, including among others, confidentiality provisions (indefinitely), and non-competition and non-solicitation provisions, for a period of one year following termination of employment.
New Employment Agreement. On January 26, 2024, Mr. Scartz entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of October 1, 2023. The term of the agreement was one year from the effective date and automatically renews for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Scartz shall serve as Senior Vice President and General Counsel, beginning July 1, 2023, Mr. Scartz received an annual base salary of $350,000, which increased to $360,500 on January 1, 2024, will be eligible to participate in the MIP at the target level of 50% of his base salary, and is entitled to reimbursement for business related expenses. On November 1, 2024, Mr. Scartz’s base salary was increased to $420,000, and increased to $436,800 on January 1, 2025. As previously reported, Mr. Scartz was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($700,000), which vested on July 1, 2025 in accordance with the terms of the award. Mr. Scartz is entitled to participate in our employee benefit plans available to senior executives. On January 1, 2026, Mr. Scartz’s base salary was increased to $455,000.
In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Scartz is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment is terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Scartz is terminated without cause within six months preceding or 12 months following a change in control, Mr. Scartz will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Scartz is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.
Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan
On January 30, 2024, the Committee approved the Blue Bird Corporation Change in Control Plan (“CIC Plan”). The purpose of the CIC Plan is to further the growth and success of the Company by enabling participants to share in the gains upon a sale of the Company and thus increasing their personal stakes in the success of the Company, providing a means of rewarding outstanding service and aiding retention. The CIC Plan is effective on January 30, 2024, and will automatically terminate (and rights/benefits thereunder shall terminate) in the event that a change in control has not occurred on or prior to the three-year anniversary of the Effective Date.

The CIC Plan is administered by the Committee and participants include each employee (including officers and managers) who is designated by the Committee as a participant. The Company’s current executive officers participate in the CIC Plan, including: John Wyskiel, our President and Chief Executive Officer (“CEO”); Razvan Radulescu, our Chief Financial Officer (“CFO”); Jeff Sanfrey, our Chief Operating Officer; and Ted Scartz, our Senior Vice President and General Counsel.
Upon a change in control of the Company (as defined in the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”), and generally including the acquisition of more than 50% of the total voting power of the Company’s outstanding securities; a merger, consolidation or share exchange; liquidation or dissolution of the Company; or a sale of all or substantially all of the assets of the Company), each participant shall be entitled to a cash bonus equal to the participant’s target payout under the Company’s annual Management Incentive Plan (“MIP”) times a multiplier based upon the per share price of the Company’s common stock in connection with the change in control. The multiplier range is as follows, if the corresponding per share price is met or exceeded (without interpolation or proration): less than $25 – 2X; $25 – 3X; $30 – 4X; $35 – 5X; $40 or higher – 6X.
The bonus will be paid within 60 days of the closing of the change in control. If the consideration in connection with a Change in Control transaction is payable in a form other than cash, the Committee may in its discretion provide that all or a portion of the bonus shall be payable in shares of the Company (or the acquirer/resulting company, as applicable), subject to receipt of prior stockholder approval in accordance with NASDAQ regulations.
The CIC Plan also provides for a severance benefit, in the event that a participant experiences a “qualifying termination” (as defined in the CIC Plan) within 18 months of a change in control, equal to the participant’s annualized base salary, payable in a lump sum in cash within 60 days following the date of termination of employment, subject to execution of a general release in favor of the Company. Any participant who has a previously existing severance benefit would generally be entitled to the greater amount of severance, subject to certain exceptions.
Continued employment is generally required to receive benefits under the CIC Plan; provided, that benefits may be received upon certain employment terminations within six months prior to a change in control. Payments paid or payable under the CIC Plan are subject to cancellation/forfeiture, clawback and recovery for miscalculation of award payment amounts (without regard to fraud or intentional misconduct), violation of any applicable restrictive covenants by a participant, or negligent or intentional misconduct harmful to the Company.
Also on January 30, 2024, the Committee approved an Amendment to all outstanding awards of stock options and RSUs under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan. This Amendment provides that upon a CIC, all outstanding unvested restricted stock units and option awards will vest. The purpose of this Amendment was to achieve consistency in prior awards under the Omnibus Plan, some of which would only vest upon a CIC with further action by the Committee and some of which would vest upon a CIC unless determined otherwise by the Committee at the time of the CIC.
Potential Payments Upon Termination or Change in Control
Based upon the existing contractual agreements with our Named Executive Officers described above, and subject to their respective restrictive covenants’ obligations, certain of our Named Executive Officers are entitled to certain payments in the event of termination of employment without cause, and in the event of a change in control, as described above under “Executive Employment Agreements and Other Arrangements with Named Executive Officers” and “Change in Control Plan.” Below are the estimated payment amounts to which each Named Executive Officer would have been entitled, assuming a triggering event occurred on the last business day of our last completed fiscal year, which last business day was September 26, 2025.
John Wyskiel. If Mr. Wyskiel’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $850,000; COBRA reimbursement - $18,672 at $1,556 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2025 - $2,125,000; and accelerated vesting of the first two tranches of sign-on equity awards - $2,509,351 (consisting of 43,302 RSUs).
Under his employment agreement and the CIC Plan, Mr. Wyskiel would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $1,700,000 (if terminated without cause); MIP-based payment range (based on target of 125% of base salary) - $2,125,000 up to a maximum of $4,250,000; and accelerated vesting of all unvested shares - $5,941,903 (consisting of 102,535 RSUs).

Philip Horlock.
Because Mr. Horlock was no longer an employee on September 26, 2025, he would not have been entitled to any compensation upon termination or a change in control on that date.
Razvan Radulescu. If Mr. Radulescu’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $600,000; COBRA reimbursement - $26,652 at $2,221 per month for 12 months (estimated); and earned bonus under the MIP for fiscal 2025 - $1,200,000.
Under his employment agreement and the CIC Plan, Mr. Radulescu would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $600,000 (if terminated without cause); MIP-based payment range (based on target of 100% of base salary) - $600,000 up to a maximum of $1,200,000; and accelerated vesting of all unvested shares - $2,683,486 (consisting of 40,794 RSUs and 7,006 options).
Ted Scartz. If Mr. Scartz’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $437,000; COBRA reimbursement - $9,432 at $786 per month for 12 months (estimated); and earned bonus under the MIP for fiscal 2025 - $437,000.
Under his employment agreement and the CIC Plan, Mr. Scartz would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $437,000 (if terminated without cause); MIP-based payment range (based on target of 50% of base salary) - $218,500 up to a maximum of $437,000; and accelerated vesting of all unvested shares - $1,132,008 (consisting of 14,879 RSUs and 5,916 options).

Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made to a Named Executive Officer in the fiscal year ended September 27, 2025, under any plan.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2025
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Wyskiel
MIP
Options
RSUs						6,263(1)		—			216,950
						—		6,263(1)			216,950
						—		21,434(1)			742,474
Philip Horlock
MIP		750,000	1,500,000	3,000,000
Options
RSUs						—		13,516(2)(7)			514,554
						—		13,516(2)(7)			514,554
						—		14,052(3)(7)			534,960
						—		6,921(3)(7)			263,483
						—		68,976(4)			2,625,916
						—		4,099(6)			134,980
Razvan Radulescu
MIP		257,500	515,000	1,030,000
Options						3,503(5)			—	12.35	117,530
						—			3,503(5)	12.35	22,431
RSUs						3,416(5)		—			143,984
						—		3416(5)			42,188
						3,862(2)		—			159,694
						—		3,862(2)			83,342
						4,136(3)		—			172,553
						—		2,037(3)			84,984
Ted Scartz
MIP		90,125	180,250	360,500
Options						2,958(5)			—	12.35	99,245
						—			2,958(5)	12.35	18,941
RSUs						962(5)		—			40,548
						—		961(5)			11,868
						1,351(2)		—			55,864
						—		1,352(2)			29,176
						1,687(3)		—			70,383
						—		831(3)			34,669

(1)	All awards were granted on February 18, 2025.
(2)	All awards were granted on December 7, 2024.
(3)	All awards were granted on December 3, 2024.
(4)
All awards were granted on January 28, 2025 in connection with the acceleration of vesting of all of Mr. Horlock’s issued stock awards to coincide with his retirement as President & CEO at the end of February 2025.

(5)	All awards were granted on December 12, 2024.
(6)
All awards represent Director restricted stock units that were granted on April 1, 2025. The vesting of these awards was accelerated to coincide with Mr. Horlock’s resignation from the Board of Directors on December 24, 2025.

(7)	The vesting of these awards was accelerated to coincide with Mr. Horlock’s retirement as President & CEO at the end of February 2025.
“Threshold” refers to minimum amount payable for a certain level of performance under plan; “target” refers to amount payable if the specified performance target(s) are reached at 100%; “maximum” refers to maximum payout possible under plan.

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended September 27, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Wyskiel								102,535(1)	5,941,903
Philip Horlock
Razvan Radulescu			7,006(2)	12.35	12/12/3032			6,832(2)	395,914
								15,446(3)	895,096
								18,516(1)	1,073,002
Ted Scartz			5,916(2)	12.35	12/12/3032			1,923(2)	111,438
								5,405(3)	313,220
								7,551(1)	437,580

(1)	The original awards vest over a three-year period, on December 2, 2025, December 1, 2026 and November 30 2027, assuming annual performance criteria have been met, in whole or in part.
(2)	The original awards vest over a three-year period, on December 12, 2023, 2024 and 2025, assuming annual performance criteria have been met, in whole or in part.
(3)	The original awards vest over a three-year period, on December 7, 2024, December 6, 2025 and December 5, 2026, assuming annual performance criteria have been met, in whole or in part.
Option Exercises and Stock Vested Table
The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended September 27, 2025, for each of the Named Executive Officers on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John Wyskiel
Philip Horlock	37,024	815,272
	84,684	3,354,721	195,845	6,881,993
Razvan Radulescu	9,171	262,320	7,724	309,423
	2,165	39,230	4,221	174,538
			6,832	287,969
			39,432	1,742,894
			8,438	383,507
Ted Scartz	8,877	380,557	2,704	108,322
			32,316	1,428,367

CEO Pay Ratio
Consistent with the rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees to that of the combined compensation of Philip Horlock and John Wyskiel, who each served as our CEO during fiscal 2025, non-concurrently.
The median fiscal year 2025 (ended September 27, 2025) annual total compensation of all employees of the Company (other than our CEO) was $74,230, and the fiscal year 2025 annual total compensation (combined) of our non-concurrent CEOs was $9,999,879. Based on this information, for fiscal 2025, the ratio of the annual total compensation of our non-concurrent CEOs to the median annual total compensation of all employees was 135:1.
We identified our median employee based on the fiscal 2025 total gross earnings for all employees, excluding our CEO, who were employed by us on September 27, 2025. We included full-time and part-time employees and annualized earnings for those employees who joined us throughout the year. We believe the use of total gross earnings is a consistently applied compensation measure in that it captures all the components of earnings for all our employees.
After identifying the median employee based on total gross earnings, we calculated the annual total compensation for our median employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table included in “Executive Compensation — Summary Compensation Table.”
The higher CEO Pay ratio reflected in this year’s calculation reflects the unusual circumstances of a retiring President and CEO, whose longtime service to the Company was rewarded with the acceleration of unvested equity, and the recruitment of a highly qualified outside candidate to assume the role of President and CEO, requiring significant sign-on benefits to attract such a candidate.
The Company believes that the pay ratio set forth above is a reasonable estimate that has been calculated in a manner consistent with the SEC’s rules. The SEC allows for multiple approaches and permits companies to rely on a number of assumptions in calculating its pay ratio. Therefore, our method of calculating pay ratio will differ from that used by other companies and investors should not consider pay ratio in isolation or as a substitute for analysis of the Company’s executive compensation programs. Further, our Compensation Committee does not consider pay ratio in its development of the Company’s executive compensation programs and does not use it in its determination of our CEO’s compensation.

Pay Versus Performance Disclosure
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of SEC Regulation S-K, the following information identifies the relationship between executive compensation actually paid, including Principal Executive Officers (“PEOs”), in our case the CEOs, and other non-PEO Named Executive Officers (“NEOs”), and the Company’s financial performance for the past five fiscal years ended September 27, 2025.
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and our Named Executive Officers, other than our PEO (“Non-PEO NEOs”), and Company performance for the fiscal years listed below.

	Pay Versus Performance					Value of Initial Fixed $100 Investment
Year	Summary Compensation Table Total for PEO - Horlock(1)	Compensation Actually Paid to PEO – Horlock(1),(2),(3)	Summary Compensation Table Total for PEO – Wyskiel (2025) & Stevenson (2022 – 2023)(1)	Compensation Actually Paid to PEO - Wyskiel (2025) & Stevenson (2022 – 2023)(1),(2),(3)	Average Summary Compensation Table Total for Non- PEOs(1)	Average Compensation Actually Paid to Non- PEOs(1),(2),(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income (Loss) (000s)	Adjusted EBITDA (000s)(5)
2025	6,567,615	5,624,765	3,432,264	4,223,872	2,126,833	2,346,843	481	223	127,720	221,336
2024	4,783,785	7,647,349	—	—	1,381,330	2,385,004	402	154	105,547	182,909
2023	4,456,161	4,139,913	455,711	330,461	2,095,871	2,168,706	177	128	23,812	87,927
2022	656,020	292,271	843,122	845,522	468,660	448,423	69	96	(45,759)	(14,746)
2021	5,424,963	4,269,320	—	—	704,281	624,424	177	147	(289)	35,217

(1)
Philip Horlock was our PEO from February 2015 until he retired October 2021, then he was a Senior Advisor and consultant until January 2023. He then was reappointed PEO May 2023 through February 2025. Matthew Stevenson was our PEO from November 2021 until May 2023. John Wyskiel is our current PEO, who became our PEO in February 2025. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023-2024	2025
Tom Roberts	Razvan Radulescu	Britton Smith	Razvan Radulescu
Trey Jenkins	Ted Scartz	Razvan Radulescu	Ted Scartz
Paul Yousif	Paul Yousif	Ted Scartz

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards and Option Awards columns set forth in the applicable Summary Compensation Table.

PEO	2025
	Horlock	Wyskiel
Summary compensation table (SCT) total for CEO	6,567,615	3,432,264
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(4,588,447)	(1,176,374)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	237,537	1,967,982
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	—	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	4,453,467	—
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	(1,045,407)	—
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	—	—
Compensation Actually Paid to CEO	5,624,765	4,223,872

Non PEO NEOs	2025
Avg. Other NEOs
Summary compensation table (SCT) total for other NEOs	2,126,833
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(593,700)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	1,123,514
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	—
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	(309,804)
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	—
Compensation Actually Paid to Non-PEO NEOs	2,346,843

(4)
The Peer Group TSR set forth in this table utilizes a custom peer group, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended September 27, 2025: Astec Industries Inc., Commercial Vehicle Group Inc., Douglas Dynamics, Inc., Federal Signal Corp., NFI Group Inc., Rev Group Inc., Thor Industries Inc. and Wabash National Corp. The comparison assumes $100 was invested for the period starting October 3, 2020, through the end of the listed year for the Company and in the Peer Group, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
As discussed under “Compensation Discussion and Analysis — Management Incentive Plan” above, adjusted EBITDA is one of the corporate financial goals used to determine the Management Incentive Plan payout, and was determined to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs for fiscal 2025.

Relationship Between Pay and Performance
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the Peer Group.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the five most recently completed fiscal years.

List of Important Financial Performance Measures
The following table lists the most important financial performance measures used to link compensation actually paid to the PEO and Non-PEO NEOs for the fiscal year ended September 27, 2025. The Company’s use of financial measures is described in the Compensation Discussion and Analysis section herein, under “Compensation Program Objectives, Policies and Structure” (and subsections) and “Elements of Total Compensation” (and subsections).

Most Important Performance Measures
1. Adjusted EBITDA

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Douglas Grimm and Simon Newman.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
Our Compensation Committee report is included in the CD&A section of our Proxy Statement.

CERTAIN ACCOUNTING AND AUDIT MATTERS
BDO USA, P.C. (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended September 27, 2025. Representatives of BDO will be present at the 2026 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.
The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending October 3, 2026.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended September 27, 2025 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services, if any, to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the Audit Committee met with the CEO and CFO of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.
In fulfilling its oversight responsibilities and as part of its review of the Company’s fiscal 2025 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.
The fees paid to the Company’s independent registered public accounting firm, as well as the policy on pre-approval of audit and non-audit services, are set forth below.
As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended September 27, 2025, for filing with the SEC.
This report has been submitted by the Audit Committee comprised of:
Mark Blaufuss (Chairman)
Edward T. Hightower
Dan Thau
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.

In fiscal 2024 and fiscal 2025, 100% of the audit, audit-related and tax fees (if any) billed by the independent registered public accounting firm were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.
The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the types of services and the aggregate fees billed for such services for the fiscal years ended September 28, 2024 and September 27, 2025 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2024	Fiscal 2025
Audit Fees	$1,660,123	$1,468,371
Audit-Related Fees	$153,698	$51,890
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,813,821	$1,520,261

Audit Fees
The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Quarterly Reports on Form 10-Q.
Audit-Related Fees
The aggregate audit-related fees billed by BDO include fees for professional services rendered for auditor consents and assistance with and review of other documents filed with the SEC. These fees reflect services for comfort letters rendered by BDO in connection with a) secondary registered offerings on behalf of ASP BB Holdings LLC during fiscal year 2024, and b) the filing of the Company’s automatic shelf registration statement on Form S-3 during fiscal 2025.
Tax Fees
BDO provided no tax services to us in the last two fiscal years.
All Other Fees
There were no other fees incurred in conjunction with services by BDO.

TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our Stockholders are permitted to deliver to two or more Stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement and Annual Report to Stockholders to any Stockholder at a shared address to which a single copy of such materials was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the Proxy Statement and Annual Report to Stockholders may likewise request that we deliver single copies of these materials in the future. Stockholders may notify us of their requests by calling or writing Mr. Ted Scartz, Senior Vice President and General Counsel, at our principal executive offices at (478) 822-2429, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
FUTURE STOCKHOLDER PROPOSALS
If you intend to bring business before the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Corporate Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 11, 2026 and no later than the close of business on December 11, 2026; provided, however, that in the event that the 2027 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 11, 2026), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2027 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2027 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2027 Annual Meeting, or if you want to nominate one or more directors at the 2027 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A summary of such provisions related to stockholder nominations is also contained in this Proxy Statement under “Corporate Governance and Board Matters – Stockholder Nominations.”
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2027 Annual Meeting, the proposal must be received at our principal executive offices by September 28, 2026, but if the 2027 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 11, 2026), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2027 Annual Meeting. Stockholder proposals for the 2027 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2027 Annual Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.blue-bird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.
If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:
Ted Scartz
Senior Vice President and General Counsel
Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
Tel: (478) 822-2429
Email: ted.scartz@blue-bird.com

OTHER MATTERS
Admission to Meeting
All Stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.
Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of 2026 Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
Stockholders are urged to vote their shares via smartphone/tablet or online or to date, sign and mail promptly the paper proxy card, if you requested a paper proxy.

By Order of the Board of Directors,

/s/ John F. Wyskiel

John F. Wyskiel
President and Chief Executive Officer and Director
Blue Bird Corporation
January 26, 2026

APPENDIX A

BLUE BIRD CORPORATION AMENDED AND RESTATED

2015 OMNIBUS EQUITY INCENTIVE PLAN

BLUE BIRD CORPORATION

AMENDED AND RESTATED

2015 OMNIBUS EQUITY INCENTIVE PLAN
1. Purpose and History
The purpose of the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.
The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards.
This Plan originally became effective on February 24, 2015, and was subsequently amended and restated upon the date set forth in Section 18.1 hereof.
2. Definitions
Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.
2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
2.3 “Award” means an award of a Stock Option, a Stock Appreciation Right, a Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit, an Incentive Bonus Award, an Other Cash-Based Award and/or an Other Stock-Based Award granted under the Plan.
2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification therefore, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.
2.5 “Board” means the Board of Directors of the Company.
2.6 “Change in Control” means the occurrence of any one of the following events:
(i)
any Person, other than a “Permitted Investor” as defined below, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (A) more than 50% of the total voting power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that a Non-Qualifying Transaction (as defined in paragraph (ii) below) shall not be a Change in Control. A “Permitted Investor” means (1) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (2) an underwriter temporarily holding securities pursuant to an offering of such securities;

(ii)
the consummation, after the Effective Date, of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a “Business Combination”), unless immediately following such Business Combination:

(a)
Company Voting Securities that were outstanding immediately prior to such Business Combination represent more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”); provided, however, that if Company Voting Securities were converted pursuant to such Business Combination, then for purposes of this paragraph, “Company Voting Securities” shall mean the shares resulting from such conversion,

(b)
no Person, other than a Permitted Investor or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing (A) 50% or more of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation) (the “Parent Voting Securities”), and (B) a greater percentage of the then outstanding Parent Voting Securities that are then held by all the Permitted Investors in the aggregate, and

(c)
at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (it being understood that any Business Combination that satisfies all of the criteria specified in (a) and (b) above and this clause (c) shall be deemed to be a “Non-Qualifying Transaction”);

(iii)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(iv)	the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an Affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 50% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company may then occur. For the avoidance of doubt, (a) an increase in the number of shares of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by a Permitted Investor or an increase in the percentage of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by one or more Permitted Investors shall not constitute a Change in Control and (b) a Business Combination that results in the Permitted Investors owning more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation, shall not constitute a Change of Control.
2.7 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.8 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.
2.9 “Common Stock” means the Company’s Common Stock, par value $0.0001 per share.
2.10 “Company” means Blue Bird Corporation, a Delaware corporation, and any successor thereto as provided in Section 16.8.

2.11 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).
2.12 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
2.13 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code.
2.14 “Effective Date” means the date set forth in Section 18.1 hereof.
2.15 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary. An entity providing consulting, advisory or other services to the Company or any Subsidiary may be an Eligible Person provided that such entity qualifies as a “natural person” according to applicable guidance under Form S-8 and Rule 701 of the Securities Act.
2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.17 “Fair Market Value” means, as applied to a specific date, the opening, closing, actual, high, low or average selling price of a share of Common Stock reported on any established stock exchange or national market system on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee consistent with Applicable Law (including Section 409A of the Code). Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value, as applied to a specific date, shall be deemed to be the closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the shares of Common Stock are not traded on any established stock exchange or national market system, Fair Market Value means the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Applicable Law (including Section 409A of the Code).
2.18 “Full Value Award” shall mean any Award other than a Stock Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value of the Award (whether directly or by forgoing a right to receive a cash payment from the Company).
2.19 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.
2.20 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.
2.21 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
2.22 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.23 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.
2.24 “Participant” means any Eligible Person who holds an outstanding Award under the Plan.
2.25 “Performance Measures” mean the measures of performance of the Company and its Subsidiaries as defined in Section 14 of the Plan.
2.26 “Person” shall mean any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.
2.27 “Performance Share Award” means an award of Performance Shares.

2.28 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.29 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.30 “Performance Unit Award” means an award of Performance Units.
2.31 “Plan” means this Amended and Restated Blue Bird Corporation 2015 Omnibus Equity Incentive Plan, as it may be amended from time to time.
2.32 “Reporting Person” means an officer, director or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
2.33 “Restricted Stock” means shares of Common Stock granted to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.
2.34 “Restricted Stock Award” means a grant of Restricted Stock.
2.35 “Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.36 “Restricted Stock Unit Award” means a grant of Restricted Stock Units.
2.37 “Section 162(m) Award” shall have the meaning assigned such term under Section 14 hereof.
2.38 “Securities Act” means the Securities Act of 1933, as amended.
2.39 “Service” means a Participant’s employment or other service relationship with the Company or any Subsidiary.
2.40 “Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.41 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
2.42 “Stockholders” Agreement” means an agreement between a Participant and the Company as contemplated by Section 16.11.
2.43 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
3. Administration
3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards) Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.
3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including to extend the post-termination exercisability period of Stock Options and Stock Appreciation Rights), provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3 No Liability: Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.
4. Shares Subject to the Plan
4.1 Share Limitation.
(a)
Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 6,100,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. The maximum number of such shares of Common Stock which may be issued under the Plan as Full Value Awards is 3,400,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise.

(b)
To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. In addition, shares of Common Stock subject to Awards that are settled in cash (in lieu of shares) will not be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. To the extent any shares of Common Stock issuable under the Plan are tendered (by either actual delivery or attestation) or withheld (i) to pay the exercise price of a Stock Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under the Plan, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and shall not be available for Awards under the Plan. To the extent any shares of Common Stock that were subject to a Stock Appreciation Right granted under the plan were not issued upon the exercise of such Stock Appreciation Right, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and may not again be available for Awards under the Plan.

4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof and Section 14.4 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.
4.3 No Repricing. Except as provided in Section 4.2 or Section 15, the terms of an outstanding Award may not be amended, without prior stockholder approval, to: (i) reduce the exercise price of an outstanding Stock Option or the base price of an outstanding Stock Appreciation Right; (ii) cancel an outstanding Stock Option or Stock Appreciation Right in exchange for a Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is less than the exercise price of such cancelled Stock Option or the base price of such cancelled Stock Appreciation Right; or (iii) cancel an outstanding Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is greater than the Fair Market Value of a share of Common Stock on the date of cancellation in exchange for cash or another Award.
5. Participation and Awards
5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.
5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 16.1 hereof.
6. Stock Options
6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.
6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.
6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee in its sole discretion may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.
6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.
6.5 Stock Option Exercise: Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; and/or (iv) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 17.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.
6.6 Additional Rules for Incentive Stock Options.
(i)	Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.
(ii)
Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii)
Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(iv)
Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(v)
Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7. Stock Appreciation Rights
7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2.
7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.
7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.
7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 17.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.
8. Restricted Stock Awards
8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If dividends or other distributions are paid on Restricted Stock Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of Common Stock to which they relate. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.
8.2 Vesting Requirements. The restrictions imposed on Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of Restricted Stock, the tax withholding requirement set forth in Section 17.5 shall apply. The requirements for vesting of Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Award at any time. If the vesting requirements of Restricted Stock shall not be satisfied, the Restricted Stock shall be forfeited and shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the Restricted Stock bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the Restricted Stock remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.
8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
9. Restricted Stock Unit Awards
9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine, provided, for the avoidance of doubt, the Committee may grant Restricted Stock Unit Awards that are 100% immediately vested. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Stock Units, as determined by the Committee in its discretion. If dividend equivalents are paid with respect to Restricted Stock Unit Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Restricted Stock Units to which they relate.
9.2 Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of Restricted Stock Units may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.
9.3 Payment With Respect to Restricted Stock Units. Payment with respect to Restricted Stock Units shall be made to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment with respect to a Restricted Stock Unit may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements set forth in Section 17.5. Any cash payment with respect to a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee. If Restricted Stock Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval of the Committee, Common Stock certificates of an appropriate number.
10. Performance Shares
10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which shall be accumulated and may be deemed reinvested in additional shares of Common Stock, as determined by the Committee in its discretion. If dividend equivalents are paid on Performance Shares while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Performance Shares to which they relate.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.
10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Share Award.
10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval by the Committee, Common Stock certificates of an appropriate number.
11. Performance Units
11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify.
11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.
11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant and vested, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Unit Award
11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request and approval of the Committee, Common Stock certificates in an appropriate amount.
12. Incentive Bonus Awards.
12.1 Grant. The Committee, in its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time on such terms and conditions as the Committee shall determine.
12.2 Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company, Subsidiary and/or individual performance as measured by performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures set forth in Section 14 of the Plan. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is substantially uncertain.

12.3 Payment.
(a)
Incentive Bonus Awards shall be paid in cash or settled through the issuance of unrestricted shares of Common Stock, Restricted Stock Awards or Restricted Stock Units under the Plan, as determined by the Committee in its sole discretion. Payment or settlement shall be made following a determination by the Committee that the performance targets were attained.

(b)
The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13. Other Cash-Based Awards and Other Stock-Based Awards
13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.
13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.
13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
14. Section 162(m) Awards in effect as of November 2, 2017.
14.1 Outstanding Section 162(m) Awards. The Committee previously granted Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Stock-Based Awards and/or Other Cash-Based Awards that are intended to be exempt from the deduction limitation under Section 162(m) of the Code by virtue of the exception for “qualified performance-based compensation” under Section 162(m) of the Code (to the extent available) (“Section 162(m) Awards”) to certain individuals. Any such Section 162(m) Award that was outstanding under this Plan as of November 2, 2017, that has not been materially modified or renewed (as defined in Notice 2018-68) since such date may continue under this Plan pursuant to the terms in effect as of November 2, 2017.
15. Change in Control
15.1 Effect of a Change in Control.
(a)
The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b)
Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award, and any other Award held by Participants affected by the Change in Control to become nonforfeitable, in whole or in part (provided that such change (including potential impact on settlement or payment timing thereunder) does not violate Section 409A of the Code); (iii) cancel any Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1 (a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) cancel any Option or Stock Appreciation Right held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of shares of Common Stock subject to that Option or Stock Appreciation Right, multiplied by (B) the difference, if any, between the Fair Market Value per share of Common Stock on the date of the Change in Control and the exercise price of that Option or Stock Appreciation Right; provided, that if the Fair Market Value per share of Common Stock on the date of the Change in Control does not exceed the exercise price of any such Option or Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without any payment of consideration therefor; (vii) cancel any Restricted Stock Unit or Performance Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per share of Common Stock on the date of the Change in Control (provided that such cancelation and exchange does not violate Section 409A of the Code); (ix) cancel any unvested Award without any payment of consideration therefor; or (x) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.
16. General Provisions
16.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.
16.2 Forfeiture Events/Representations.
(a)
The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause (and may include termination of Service for other reasons than cause), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. In addition, (i) Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 1 OD of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and (ii) any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
(b)
Notwithstanding anything contained herein to the contrary, Full Value Awards made to an Eligible Person who is an employee of the Company or a Subsidiary shall, except for acceleration of vesting due to death, disability, retirement or a Change in Control, become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less one year) following the Date of Grant; provided, however, that notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available for issuance pursuant to Section 4.1 (a) may be granted to Eligible Persons who are employees of the Company or a Subsidiary without respect to such minimum vesting provisions.

16.3 No Assignment or Transfer: Beneficiaries.
(a)
Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b)
Limited Transferability Rights. Notwithstanding anything else in this Section 16.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

16.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.
16.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

16.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.
16.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
16.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
16.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.
16.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.
16.11 Stockholder Agreements: Restrictions. Upon the grant of any Award or the distribution of Common Stock pursuant to any Award (as applicable), the Participant (or legal representative) may be required to become a party to a Stockholders Agreement and/or related agreement(s), which shall include such terms and conditions (including without limitation, call rights, drag-along rights and refusal rights), as may be determined by the Committee in its sole discretion.
17. Legal Compliance
17.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances. If an Award is made to an Eligible Person who is subject to Chinese jurisdiction, and approval of the Award by China’s State Administration of Foreign Exchange is needed, the Award may be converted to cash or other equivalent amount if and to the extent that such approval is not obtained.
17.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.
17.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a granter trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
17.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code (or an exemption therefrom), and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump on the first business day after six (6) months have lapsed following the Participant’s separation from service, or the date of the Participant’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreements issued under the Plan, the phrases “separation from service,” “termination of employment” and “employment termination” shall be deemed to mean “separation from service” as defined by Code Section 409A.
17.5 Tax Withholding.
(a)
The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements. Notwithstanding the foregoing, if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, the Company may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as the Company determines in its discretion, uniformly applied, to be appropriate.

(b)
If permitted under an Award Agreement or authorized by the Committee, (i) a Participant may, in order to fulfill the minimum statutory withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable minimum withholding taxes, and (ii) the broker-assisted exercise procedure described in Section 6.5 may also be utilized to satisfy the withholding requirements related to the exercise of a Stock Option.

(c)
Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; or (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002).

17.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.
17.7 Stock Certificates: Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).
17.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
17.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.
18. Effective Date, Amendment and Termination
18.1 Effective Date. The original effective date of the Plan was February 24, 2015, as subsequently amended and restated on December 10, 2019. The most recent amended and restated Plan will become effective on November 21, 2025, the date approved by the Board, contingent on approval by the Company’s stockholders; provided, however, that the original Plan shall remain in place, effective as of the original effective date, if the amended and restated Plan is not approved by the Company’s stockholders.
18.2 Amendment: Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant. The Plan will continue in effect until terminated in accordance with this Section 18.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the amended and restated Plan’s adoption by the Board; but provided further, that Awards granted prior to such 10th anniversary may extend beyond that date.

BLUE BIRD

Blue Bird Corporation
3920 Arkwright Road
Suite 200
Macon, GA 31210

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3, 4 and 6 and for "1 Year" in Proposal 5, and this proxy will be so voted if no direction is given.

1. Election of Directors: to elect two (2) Class III directors to serve for a three-year term until the 2029 Annual Meeting of Stockholders.

FOR ALL ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

1) Douglas Grimm
2) Dan Thau

2. To approve the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐	
3. To approve an amendment to our certificate of incorporation to provide for limitation of liability of certain officers for certain breaches of fiduciary duty as permitted under Delaware law.	FOR ☐	AGAINST ☐	ABSTAIN ☐	
4. Advisory vote on executive compensation ("say-on-pay").	FOR ☐	AGAINST ☐	ABSTAIN ☐	
5. Advisory vote on how frequently stockholders will be provided a "say-on-pay" vote.	1 Year ☐	2 Years ☐	3 Years ☐	ABSTAIN ☐
6. To ratify the appointment of the Company's independent registered public accounting firm for the 2026 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐	

NOTE: We will transact such other business as may properly come before the meeting or any adjournment. t thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Materials are available at www.proxyvote.com.

Blue Bird Corporation

ANNUAL MEETING OF STOCKHOLDERS
March 11, 2026, at 9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) John Wyskiel and Ted Scartz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Blue Bird Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on March 11, 2026, at the Company's headquarters at 3920 Arkwright Road, Suite 200, Macon, GA 31210, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE